                                                       As filed June 2, 1998

                                                       Registration No. 33-29595

================================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                ______________

                       POST EFFECTIVE AMENDMENT NO. 6 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                ______________

              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

   DELAWARE                          3089                      71-0675758
(State or other          (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of          Classification Code Number)      Identification Number)
incorporation)


                            801 N. Jefferson Street
                                P. O. Box 1237
                          Springdale, Arkansas 72764
                                (501) 750-1299
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ______________

                                 JOE G. BROOKS
                                   President
                            801 N. Jefferson Street
                                P. O. Box 1237
                          Springdale, Arkansas 72764
                                (501) 750-1299
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                ______________

Pursuant to Rule 429, the combined prospectus included in this Post-Effective Amendment No. 6 to Form S-1 Registration Statement No. 33-29595 also relates to and shall be deemed the current prospectus for Form S-1 Registration Statement No. 33-29593.

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Post-Effective Amendment to the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
                                         [ ]  [ ]  [ ]
                                         [ ]  [x]  [ ]
                                         [ ]  [ ]  [ ]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

                             Cross Reference Sheet

           (Pursuant to Item 501 of Regulation S-K and Rule 404(a))

Form S-1 Item Number                                        Location or Caption
    and Caption                                                 in Prospectus
--------------------                                        -------------------
1.      Forepart of the Registration Statement and           Outside Front Cover Page
        Outside Front Cover Page of Prospectus

2.      Inside Front and Outside Back Cover Pages of         Inside Front and Outside Back Cover Pages;
        Prospectus                                           Additional Information

3.      Summary Information, Risk Factors and Ratio          Outside Front Cover Page; Prospectus Summary;
        of Earnings to Fixed Charges                         Risk Factors

4.      Use of Proceeds                                      Use of Proceeds

5.      Determination of Offering Price                      Outside Front Cover Page; Description of Securities

6.      Dilution                                             Risk Factors; Dilution

7.      Selling Security Holders                             Not Applicable

8.      Underwriting                                         Selling Agent Agreement

9.      Description of Securities To Be Registered           Outside Front Cover Page; Description of Securities

10.     Interests of Named Experts and Counsel               Not Applicable

11.     Information With Respect to the Registrant           Outside Front Cover Page; Prospectus Summary; Capitalization;
                                                             Selected Financial Data; Management's Discussion and Analysis
                                                             of Financial Condition and Results of Operations; Business;
                                                             Management; Principal Stockholders; Certain Transactions;
                                                             Financial Statements

12.     Disclosure of Commission Position on                 Not Applicable
        Indemnification for Securities Act Liabilities

PROSPECTUS
----------
              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.


                  Issuable upon exercise of Class B Warrants
                   4,212,440 SHARES OF CLASS A COMMON STOCK


     In November and December 1989, Advanced Environmental Recycling Technologies, Inc. (the "Company") sold an aggregate of 1,350,000 Units (as defined hereunder) in its initial public offering. Each unit ("Unit") consisted of three shares of Class A Common Stock, $.01 par value ("Class A Common Stock") and three Redeemable Class A Warrants ("Class A Warrants"). A registration statement covering 80,207 Units, was filed concurrently with the registration statement relating to the Company's initial public offering in November 1989; such Units were issuable upon the exercise of options ("Bridge Options") held by twelve interim lenders ("Bridge Lenders") who acquired such Bridge Options in connection with a loan transaction completed in April 1989 ("Bridge Financing") to provide working capital for the Company in the period prior to its initial public offering. Bridge Options for 43,751 of the Units were exercised by the Bridge Lenders at $4.00 per Unit, (the "Class A Options"). Bridge Options for 36,456 of the Units were exercised at $4.80 per Unit. Bridge Lenders were granted 3,125 Class A Bridge Options and 2,604 Class B Bridge Options for each $50,000 Subordinated Note in the Bridge Financing. As of December 31, 1992, all Class A Bridge Options and Class B Bridge Options had been exercised and all Class A Warrants had been either exercised or redeemed.

     Each Class A Warrant entitled the registered holder thereof to purchase one share of Class A Common Stock and one Redeemable Class B Warrant ("Class B Warrant") at an exercise price of $2.00, subject to adjustment, at any time through November 8, 1994. Each Class B Warrant, upon issuance, entitles the registered holder thereof to purchase one share of Class A Common Stock at an exercise price of $3.00, subject to adjustment, at any time from the date of issuance through September 30, 1996. Class B Warrants may be redeemed by the Company at $.05 per Warrant on 30 days' prior written notice if the average closing bid price (or the last sale price) of the Company's Class A Common Stock, as reported by NASDAQ, exceeds $4.20 per share for a period of 30 consecutive trading days ending within 15 days of the notice of redemption. During March 1992, the Company issued notice of redemption of its Class A Warrants. 4,212,440 of the Class A Warrants were exercised prior to the redemption date resulting in the issuance of 4,212,440 Class B Warrants. See "Description of Securities" The Company has extended the expiration date three times since December of 1994 and the Class B Warrants are currently set to expire on _________, 1998 (60 days after this amended registration statement becomes effective).


     This Prospectus relates to the continuing offer by the Company of the Class A Common Stock underlying the Class B Warrants. The exercise of the Class B Warrants will be reduced to a 20-day market average with the business day preceding the effective date hereof. Such exercise price is currently estimated to be $1.28 per share based upon the average of the closing bid and asked prices for the 20 business days preceding May 21, 1998.. The Company's Class A Common Stock is traded in the over-the-counter market under the symbol AERTA. The Class B Warrants, AERTZ, ceased trading on NASDAQ in January of 1998. On May 21, 1998, the closing bid price of the Class A Common Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") was $1.28 and the Class B Warrants were no longer traded on NASDAQ under AERTZ. See "Price Range of Company's Equity Securities".


     The Class A Common Stock and the Company's Class B Common Stock, $.01 par value ("Class B Common Stock"), are substantially similar in all respects except that the Class B Common Stock has five votes per share while the Class A Common Stock has one vote per share. The Company's Class B Common Stock is held exclusively by stockholders who acquired their interests in the Company prior to its initial public offering, and such Class B Common Stock is held primarily by the Company's directors and officers. See "Principal Stockholders." The holders of the Class B Common Stock may be able to elect all of the directors of the Company and may be able to exercise substantial control over the Company. Except in certain instances, the Class B Common Stock is automatically converted into Class A Common Stock upon sale or transfer. See "Description of Securities."


     The Company as of March 31, 1998 has had cumulative sales revenues since inception in December 1988 of $29,426,665 and had a working capital deficit of $4,269,120. The Company will require additional financing, which may be satisfied in part by voluntary class B warrants exercises, in order to sustain and increase manufacturing operations until such time as it can generate revenues sufficient for profitable operations. See "Risk Factors - Need for Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION."


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is May 29, 1998.

                            ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial statements, and other matters. Reports, proxy and information statements filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the Commission:
New York Regional Office, Seven World Trade Center, 13/th/ Floor, New York, New York 10048; Los Angeles Regional Office, Suite 1100, 5670 Wilshire Boulevard, Los Angeles, California 90036; and Chicago Regional Office, 500 W. Madison Street, 4/th/ Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxies and information statements and other information regarding registrants (including the Company) that file electronically. In addition, reports, proxy statements and other information covering the Company can be inspected and copied at the offices of NASDAQ, Report Section, 1735 K Street, N.W., Washington, DC 20006.

     The Company has filed with the Securities and Exchange Commission, Washington, D.C., Registration Statements on Form S-1 under the Securities Act of 1933, as amended (the "1933 Act") covering the securities offered by this Prospectus. For further information with respect to the Company and the securities offered, reference is made to such Registration Statements and the exhibits filed as part thereof, which may be examined and copies of such material can be obtained at prescribed rates from the Public Reference Section maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as an exhibit to such Registration Statements, each such statement being qualified in all respects by such reference.

                                   GLOSSARY


ASTM: A voluntary scientific and technical trade organization that develops voluntary consensus standards on characteristics and performance of materials, products, systems and services (formerly known as the American Society for Testing and Materials).

Compatibilization Agents or Compatibilizers: Certain plastic, rubber or other materials used to join otherwise incompatible plastic resins through intermolecular bonding; compatibilizers strengthen the bonds between dissimilar plastic components and allow certain incompatible plastic materials to be alloyed.

Compounding: The combination of two or more distinct materials to create a homogenous substance having properties different from those of its constituent elements.

Compressive Strength: The maximum compressive stress that a solid material will sustain, under a gradually applied load, without breaking.

EPA: The Environmental Protection Agency, a federal governmental agency created to permit coordinated and effective governmental action to protect the environment.

Extrusion: The process by which a heated material is forced through a specially designed die.

Modulus of Elasticity: The measure of a material's ability to resist stress without undergoing permanent deformation.

OEM: Original Equipment Manufacturer, In this case a door or window company, which utilizes the Company's MoistureShield products as components in the manufacturer of its finished product.

Polyethylene: One of a broad group of plastics that is resistant to chemicals and moisture absorption, has good insulating properties, and varies from soft (e.g., plastic films used in food packaging and garment bags) to hard (e.g., molded products such as milk jugs and squeeze bottles).

RCRA: The Resource Conservation and Recovery Act, enacted by Congress in 1976 in response to solid waste disposal problems, establishes a comprehensive system in which state and local governments, with federal technical and financial assistance, develop solid waste plans that include materials recovery and energy conservation.

Reclamation: The process of extracting usable substances from refuse or waste products.

Recycling: The process by which materials which would otherwise become solid waste are reclaimed and collected, separated or processed, and returned to the economic mainstream in the form of useful raw materials or products.

Tensile strength: The maximum longitudinal stress a material can bear without tearing apart.

Thermoplastic: A type of plastic that melts when heated and solidifies upon cooling, allowing the material to be processed in a molten state.

                              PROSPECTUS SUMMARY


The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus. Capitalized terms not defined in the summary are defined elsewhere herein.


                                  THE COMPANY

The Company manufactures and markets a line of engineered composite building material products that exhibit superior moisture resistance and dimensional stability, as well as several other unique properties over traditional wood products. The Company's products have been extensively tested and used by several leading national companies. The Company primarily utilizes waste wood fiber and reclaimed polyethylene plastic as its raw material sources. The Company markets its products under the trade names MoistureShield(TM) and ChoiceDek(TM) and its sales are now primarily focused towards the following three market areas which are currently supplied by the Company's composites manufacturing facility in Junction, Texas: (1) components for the national door and window market, (2) the heavy industrial flooring market as floor blocks for industrial applications, and (3) as decking components for commercial and residential applications through Weyerhaeuser. The Company is currently expanding its manufacturing capabilities with the addition of a second composite manufacturing and plastic reclamation facility in Springdale, Arkansas.

                              THE OFFERING

Securities Offered .........  4,212,440 shares of Class A Common Stock issuable upon exercise of Class B Warrants. Each Class B Warrant, upon issuance, entitles the holder to purchase one share of Class A Common Stock at a market average price to be set, at any time from issuance through ___________, 1998 (60 days after this amended registration statement becomes effective). The exercise price of the B Warrants will be adjusted downward to a dollar weighted average market price on the Company's Class A Common Stock on the effective date of the amended registration statement. A collar of 1/4 point ($0.25) is set, 1/8th of a point up and 1/8th of a point down from the dollar weighted average of the same day's stock price. A 20-day pricing period then starts. The dollar-weighted average of each trading day is used to determine the New Exercise Price. On the 21st day a New Exercise Price is set. The New Exercise Price cannot be above the upper band of the collar, and it cannot be below the lower band of the collar set on the Effective Day. The Company reserves the right to extend the date for conversion beyond 60 days. The estimated exercise price based upon such average closing prices over the preceding 20 business days ended May 21, 1998 was $1.28. The Warrants are subject to redemption by the Company under certain circumstances. See "Description of Securities"


Securities Outstanding
at March 31, 1998
Common Stock:
  Class A Common Stock .....  20,530,147 shares(1)
  Class B Common Stock......   1,465,530 shares(2)
                              ----------
     Total Common Stock ....  21,995,677 shares

Use of Proceeds ............  Should any of the Class B Warrants, it is
                              anticipated that the net proceeds therefrom would be used principally for working capital purposes and expansion. If any such Class B Warrant exercises occur in advance of scheduled payments on Company indebtedness or are not required for immediate working capital purposes at the time of exercise, the net proceeds of such Class B Warrant exercises may also be applied to reduce the Company's indebtedness, or for expansion of the Company's facilities, additional capital expenditures and product development. See "Use of Proceeds".

Risk Factors ...............  An exercise of the Company's Class B Warrants and the resulting investment in the Company's securities involves a high degree of risk and substantial dilution from the Class B Warrant exercise price. Prospective investors should carefully review and consider the factors described under "Risk Factors" and
                              "Dilution".

NASDAQ Symbols:
   Class A Common Stock ....  AERTA
   Class B Warrants ........  AERTZ*
                              * No longer listed and traded on NASDAQ SmallCap Market

--------------------


(1) Unless otherwise indicated, no effect is given in this Prospectus to the possible issuance of (i) 17,770,839 shares of Class A Common Stock upon exercise of other warrants outstanding as of May 29, 1998; (ii) 4,141,500 shares of Class A Common Stock upon the exercise of options granted or available for grant to employees and directors under the Company's Stock Option Plans. See "Management-Stock Option Plans," "Description of Securities"; and, "Risk Factors" - "Notes, Warrants and Options; Dilution".

(2) The Company's Class B Common Stock is held exclusively by stockholders who acquired their stock prior to the initial public offering, and such Class B Common Stock is held primarily by the Company's directors and officers. See "Principal Stockholders". The Class A Common Stock and the Class B Common Stock are substantially similar in all respects except that the Class B Common Stock has five votes per share while the Class A Common Stock has one vote per share. The holders of the Class A Common Stock and of the Class B Common Stock vote as a single class on all matters submitted to a vote of the Company's stockholders, except as otherwise required by law. The holders of the Class B Common Stock are thus able to exercise substantial control over the Company. Except in certain instances, the Class B Common Stock is automatically converted into Class A Common Stock on a share for share basis upon sale or transfer. See "Description of Securities".

SUMMARY FINANCIAL INFORMATION


STATEMENTS OF OPERATIONS DATA:


                          QUARTER ENDED   QUARTER ENDED    YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                          MARCH 31, 1998  MARCH 31, 1997  DEC. 31, 1997  DEC. 31, 1996  DEC. 31, 1995  DEC. 31, 1994  DEC. 31, 1993
                          --------------  --------------  -------------  -------------  -------------  -------------  -------------
                           (UNAUDITED)     (UNAUDITED)
Sales                       $ 2,507,300    $ 1,747,802      $ 7,982,381    $ 6,950,219    $ 5,581,172    $ 3,675,018    $ 2,043,476
                            -----------    -----------      -----------    -----------    -----------    -----------    -----------

Net Loss before
Extraordinary
Gain                           (518,941)      (619,441)      (1,913,664)    (2,933,698)    (2,756 263)    (2,970,135)    (3,692,773)


Extraordinary
Gain                                  -              -          757,644         36,666              -        879,373              -
                            -----------    -----------      -----------    -----------    -----------    -----------    -----------

Net Loss                       (518,941)      (619,441)      (1,156,020)    (2,897,032)    (2,756,263)    (2,090,762)    (3,692,773)
                            ===========    ===========      ===========    ===========    ===========    ===========    ===========
Net Loss before
Extraordinary gain
per common share                   (.02)          (.03)            (.09)          (.15)          (.17)          (.21)          (.34)


Extraordinary gain
per common share                      -              -              .04              -              -            .06              -
                            -----------    -----------      -----------    -----------    -----------    -----------    -----------


Net Loss Per Common
Share/(1)/ (Basic
and Diluted)                $      (.02)   $      (.03)     $      (.05)   $      (.15)   $      (.17)   $      (.15)   $      (.34)
                            ===========    ===========      ===========    ===========    ===========    ===========    ===========


Weighted Average Number
of Shares
Outstanding/(1)/             21,995,434     20,666,678       21,800,170     19,134,484     15,779,721     14,166,869     10,853,938


BALANCE SHEET DATA:

                          March 31, 1998  March 31, 1997  Dec. 31, 1997  Dec. 31, 1996  Dec. 31, 1995  Dec. 31, 1994  Dec. 31, 1993
                          --------------  --------------  -------------  -------------  -------------  -------------  -------------
                           (unaudited)     (unaudited)

WORKING CAPITAL
 (DEFICIT)                 $(4,269,120)    $(1,245,209)   $(3,117,649)     $ (892,995)   $(1,556,805)   $ (599,753)     $ (701,142)
TOTAL ASSETS                 8,656,536       6,881,961      7,641,328       6,725,549      7,357,742     8,781,907       9,146,981
LONG-TERM DEBT
 LESS CURRENT
 MATURITIES                    395,096         799,266        588,412         955,776      1,266,642     1,844,597         892,294
TOTAL LIABILITIES            6,439,458       4,155,024      5,290,970       3,623,170      3,643,999     3,335,459       3,010,529
STOCK SUBSCRIPTION                   -               -              -               -              -             -       1,000,000
STOCKHOLDERS' EQUITY       $ 2,217,078     $ 2,726,937    $ 2,350,358      $3,102,379    $ 3,713,743    $5,446,448      $5,136,452



(1) The net loss per share of common stock is based on the combined weighted average of shares of Class A and Class B Common Stock outstanding during the period.

                                  THE COMPANY


     The Company manufactures and markets a line of engineered composite building material products that exhibit superior moisture resistance and dimensional stability, as well as, several other unique properties over traditional wood products. The Company's products have been extensively tested and used by several leading national companies. The Company primarily utilizes waste wood fiber and reclaimed polyethylene plastic as its raw material sources. The Company markets its products under the trade names MoistureShield and ChoiceDek and its sales are now primarily focused towards the following three market areas which are currently supplied by the Company's composites manufacturing facility in Junction, Texas: (1) components for the national door and window market, (2) the heavy industrial flooring market as floor blocks for industrial applications, and (3) as decking components for commercial and residential applications through Weyerhaeuser. The Company is currently expanding its manufacturing capabilities with the addition of a second composite manufacturing and plastic reclamation facility in Springdale, Arkansas.

     The Company's Manufacturing Unit, located in Junction, Texas markets its moisture-resistant composite building materials under the trade names MoistureShield/TM/, LIFECYCLE/TM/ and ChoiceDek/TM/. Because of their plastic content, the composites can be engineered for moisture resistance, do not require preservative or chemical treatments like traditional wood, can be designed and extruded to customer specifications to minimize waste, and are less subject to rotting, cracking, warping, insect infestation and water absorption than conventional wood materials. Because of the wood fiber content, composites are less subject to thermal contraction or expansion and display greater dimensional stability than conventional plastic materials. The composites are denser than the straight-grained, clear grades of wood from western United States forests traditionally used in the building applications for which AERT's products compete. The composites manufacturing process involves proprietary technologies and specialized manufacturing equipment, custom-built or modified for the Company's purposes. It utilizes recycled plastics and wood filler materials and, in certain cases, special additives or virgin plastics in varying mixtures, which can be formulated, based on the customer's desired end-product characteristics. A key advantage of the Company's process is the ability to utilize plentiful, low-cost raw material components, encapsulate the wood fibers in the plastic and create a consistent material, free of foreign matter, which can be extruded into a desired shape while the end product maintains many properties similar to traditional wood materials.

     In May 1995, the Company entered into an exclusive marketing and distribution agreement with a division of Weyerhaeuser ("Weyerhaeuser") for sales of its LIFECYCLE/TM/ line of extruded decking components, which are primarily targeted towards the high-end residential housing market. Weyerhaeuser has marketed the product under the Company's trade name, ChoiceDek/TM/, initially in a limited number of its 80 distribution and reload centers throughout the United States. To date, Weyerhaeuser decking sales have been limited primarily by the companies limited ability to produce product.


                                 RISK FACTORS

An investment in the Company's securities involves a high degree of risk. Prior to making an investment, prospective investors should carefully consider the following factors, among others, and seek professional advice in analyzing this offering. In addition, this Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements, which are often identified by words such as "believes," "anticipates," "expects", "estimates," "should," "may," "will" and similar expressions, represent the Company's expectations or beliefs concerning future events. Numerous assumptions, risks and uncertainties, including the factors set forth below, could cause actual results to differ materially from the results discussed in the forward looking statements. Prospective purchasers of the Shares should carefully consider the factors set forth below, as well as the other information contained herein or in the documents incorporated herein by reference.

FINANCIAL POSITION OF THE COMPANY, WORKING CAPITAL DEFICIT; REPORT OF INDEPENDENT AUDITORS

The Company through December 31, 1997 and March 31, 1998 (unaudited) has generated aggregate sales revenues of $26,919,365 and $29,426,665, respectively, since inception in December 1988 ($7,982,381 for the year ended December 31, 1997 and $2,507,300 for the quarter ended March 31, 1998). At December 31, 1997 and March 31, 1998, the Company had a working capital deficit of $3,117,649 and $4,269,120, respectively and had incurred cumulative losses from inception on December 2, 1988 through December 31, 1997 and March 31, 1998 of $19,793,758 and $20,312,699 ($1,156,020 for the year ended December 31, 1997 and $518,941 for the quarter ended March 31, 1998). The Company has not yet generated sufficient revenues to obtain profitability, nor is there any assurance that the Company will achieve future revenue levels to support existing operations, generate positive cash flow from operations or recover its investment in its property, plant and equipment. The Company expects to continue to incur losses through at least the second quarter of 1998 and there can be no assurance that such losses will not continue thereafter. The success of the Company's operations are largely dependent upon its ability to maintain and improve operating efficiencies and overall production capacity, generate substantial sales revenues and generate adequate cash-flows from operations, as to which there can be no assurance. The Company has recently increased its manufacturing efforts through expanded production and addition of a second manufacturing facility, and is currently experiencing a backlog in purchase orders and projects pending already received from certain composite customers. However, the Company's operations are subject to numerous risks associated with the continued establishment of its business, including lack of adequate financing sources, competition from numerous large, well-established and well-capitalized competitors who manufacture products for the same applications. In addition, the Company has in the past and may again in the future encounter unanticipated problems, including manufacturing, distribution, marketing difficulties, some of which may be beyond the Company's financial and technical abilities to resolve. The failure to adequately address such difficulties could have a material adverse effect on the Company's prospects.

The independent public accountant's report on the Company's financial statements for the year ended December 31, 1997, contains an explanatory paragraph regarding the Company's ability to continue as a going concern and regarding the outcome of certain ongoing litigation. See Report of Independent Public Accountant's contained in, and Notes 2 and 11 to the Financial Statements for the year ended December 31, 1997.

NEED FOR ADDITIONAL FINANCING

Substantially all of the Company's working capital and capital improvement needs for the preceding twelve months have been met from proceeds of additional debt financing of approximately $1.3 million and $1.51 million obtained during 1997 and 1998, respectively, and of $2,260,000 obtained from equity private placements during 1996 and 1997. Substantially all of the proceeds from such financings have been expended by the Company. The Company has been primarily dependent, until recently, on financing from a major stockholder, and there is no assurance that such support can continue. In particular the Company has been dependent over the last twelve months on the fund raising efforts of its President with accredited investors. The Company maintains an accounts receivable factoring agreement for up to $700,000 through Marjorie S. Brooks, a major stockholder. The terms of this agreement call for the factor to advance 99.12% of the total of invoices presented by the Company and for the Company to indemnify the factor against loss of the amounts advanced. The Company as of March 31, 1998 and December 31, 1997, also owed $825,942 and $852,112, respectively, to Marjorie S. Brooks, a major stockholder which was classified as long-term debt.

The Company secured a bridge loan from certain of the Selling Stockholders, all of whom were accredited investors, during October 1997, which provided approximately $1.3 million of additional cash for expansion and limited corporate purposes through November 1997. Pursuant to the Placement Agreement, the Company granted to the Placement Agent a two-year option to offer and place on behalf of the Company an additional $2,200,000 in aggregate principal amount of promissory notes (the "Additional Notes"), $1,210,000 of which has been issued and sold in February and April 1998 on substantially similar terms; the terms of any further Additional Notes, which may be issued, may vary from the terms of the Notes, but shall provide that, unless extended by the Company at its option, the Additional Notes shall mature and become payable on a date 270 days from the date of initial issuance thereof. In addition, subject to certain exceptions, the Placement Agent has rights to approve and/or participate in future debt or equity financings by the Company for a two-year term. Such rights could have an adverse effect on the Company's ability to obtain additional financing. In the event that the Placement Agent exercises its option to offer and place the Additional Notes, the Placement Agent will be entitled to receive a 10% placement agent fee and 3% nonaccountable expense allowance based on the aggregate gross proceeds to the Company from the sale of the Additional Notes and the Placement Agent and the Consultant will be entitled to receive additional warrants. See "Risk Factors" - "Notes, Warrants and Options-Dilution".

The Company is also currently pursuing low interest bond financing from a state economic development agency, and a working capital line of credit with a major financial institution. There can be no assurance that the Company will be successful in its efforts to secure additional financing.

The Company currently does not have additional commitments for financing beyond the sources described immediately above and revenues have not historically been
sufficient to support operational needs.   Although the Company believes that if
it can maintain its current production rates and efficiencies, it will be able to achieve a level of operations sufficient to support its operations for the next twelve months, there can be no assurance that such production rates or efficiencies will be maintained or that the Company will not encounter unanticipated difficulties in its manufacturing processes which adversely affects such rates or efficiencies. Further, continued improvements in production efficiency and capacity will be required for the Company to increase sales levels to those necessary to attain profitable results of operations and provide funds to repay the Company's outstanding obligations, approximately $2.5 million of which represent short-term indebtedness.

Proceeds from the Company's financing sources have been largely expended. Accordingly, if the Company cannot generate sufficient cash flow from existing operations, it could be dependent in the near future on additional debt or equity financing, as to which there can be no assurance. Should the Company be unable to secure additional financing, the Company's ability to pay it's existing debt obligations and the Company's operations would be materially adversely affected, and in particular the Company's operations might be delayed or discontinued until such time, if ever, as funds are generated in order to resume operations. There can be no assurance that current or prospective creditors or purchasers of the Company's products would accept any such delay or that such purchasers would not locate alternative supply sources.


Accordingly, the long-term success of its operations hereafter may depend upon cash flow from operations and the Company's success in raising additional funds, if necessary, through equity or debt financing. There is no assurance that required additional financing can be obtained, or obtained on terms satisfactory to the Company.

LEGAL PROCEEDINGS

In June 1992, Mobil Oil Corporation ("Mobil") commenced an action against the Company in the United States District Court for the District of Delaware entitled Mobil Oil Corporation v. Advanced Environmental Recycling Technologies, Inc. In its complaint, Mobil sought entry of a declaratory judgment that: (a) AERT is without right or authority to threaten suit against Mobil or its customers for alleged infringement of AERT patents; (b) the AERT patents are invalid and unenforceable, and (c) Mobil has not infringed the AERT patents through any products or method. Mobil seeks no monetary damages in this suit, but does seek reimbursement of its attorneys' fees.

In December 1992, the Company answered Mobil's Complaint. In its Answer, the Company denied Mobil's claims and asserted counterclaims against Mobil and three Mobil executives for: (1) an illegal combination or contract in restraint of trade in violation of federal antitrust laws; (2) a pattern of intentional misconduct constituting an attempt to monopolize in violation of federal antitrust laws; (3) breach of a confidential relationship between Mobil and the Company; and (4) unfair competition. The Company sought monetary damages, punitive damages and injunctive relief. Mobil filed an answer to AERT's counterclaims, denying any liability. The Delaware Court then bifurcated the trial into patent and non-patent issues and ordered the patent issues tried first.

In February 1994, after a trial on the patent issues, a Delaware jury returned a verdict that four AERT patents on its composite product technology were invalid. The jury also determined that Mobil had not infringed two of the four patents, which AERT had asserted against Mobil. The jury verdict answered a number of interrogatories on the factual issues, and rendered advisory findings for the Court on Mobil's allegation that AERT had obtained its patents by inequitable conduct. Thereafter, the Judge adopted the jury's advisory findings on inequitable conduct and held that each of the four AERT patents were unenforceable for failure to disclose certain alleged prior art to the patent office during patent prosecution.

Because of the nature of certain of the jury verdict interrogatory responses, AERT's counsel concluded that the verdict was adversely affected by improper conduct by Mobil counsel during trial, and false statements of law and fact made during closing argument, that caused the jury to misapply the law on inequitable conduct and to render clearly erroneous findings. Consequently, AERT moved for a new trial. That motion was denied. The Company's additional post-trial motions were also denied by the Delaware Court. On March 14, 1995, the Company filed a sealed motion with the Court based upon newly discovered evidence, which alleges prejudicial misconduct by Mobil prior to the trial. The motion also brings to the Court's attention, evidence which the Company believes was intentionally withheld from it in direct defiance of the Delaware Court's January 4, 1994 Motion to Compel, prior to the trial. It also brings to the Court's attention, an official government safety approval document which was altered prior to submission to AERT during pre-trial discovery, which also relates to a portion of the alleged withheld discovery documentation. The motion seeks further discovery into

Mobil's misconduct and a new trial. In December 1995, the Company also moved to supplement its pending March 14, 1995 Motion with additional tampered evidence and discovery misconduct by Mobil. The March 14, 1995 Motion is currently stayed before the Delaware Court. The Company filed an appeal with the U.S. Court of Appeals on July 10, 1995 on the initial trial arguments. In January 1996, oral arguments were presented before the U.S. Court of Appeals. In June 1996, the U.
S. Court of Appeals reversed a portion of the earlier ruling that two of the patents were invalid, and that Mobil did not infringe. The Company did not further appeal this issue to the Supreme Court. Should the Delaware Court deny the Company's pending Prejudicial Misconduct Motion, the Company intends to follow-up with an additional appeal on these issues. Should the Court not rule in favor of the Company on such motions, all appellate processes available will be pursued. There can be no assurance that the Company will receive a more favorable outcome upon appeal.

In August 1994, Mobil filed a motion seeking an award of attorney's fees and costs in the amount of $2.7 million. On November 1, 1994, the Court ruled that the motion was premature and will not be considered at the present time. In January 1995, Mobil renewed its Motion for Attorney's Fees. In April 1995, the Court requested AERT to respond to Mobil's Motion. The Motion is currently stayed. The Company will vigorously defend against Mobil's claim for attorney's fees and costs; however, there can be no assurances as to the outcome of this litigation. The Company at present cannot predict when the Mobil motion for attorney's fees and the AERT prejudicial misconduct motion for a new trial will be addressed by the Delaware Court. The Company has not recorded any liability related to such litigation at December 31, 1997 or March 31, 1998. Mobil Oil divested its composites business in 1996 and no longer directly competes with the Company.

In a related matter, the Company recently received a formal notice of allowance from the United States Patent and Trademark Office concerning a related product by process patent application, which has been pending throughout the litigation. This is an application, which was filed on the same date as those currently in litigation, although substantial additional disclosures have been made.

REDUCTIONS IN CONSTRUCTION ACTIVITY

AERT engineered composites have been previously marketed primarily to companies that manufacture products for use by the construction industry in new home construction and home improvement work. The construction industry is subject to significant fluctuations in activity and to periodic downturns caused by general economic conditions. Single housing construction starts were steady over the proceeding year and there was good demand for door and window components from the Company. Reductions in construction activity could have an adverse effect on the demand for AERT composites in the door and window market. The Company's decking line is primarily targeted to the remodeling market. The Company believes significant demand now exists for its products and by broadening its composites sale base it can reduce the effects that reductions in construction activity would have on the Company.

LIMITED MANUFACTURING CAPABILITIES

Although the Company has exited the development stage and has completed development of its commercial manufacturing processes at its Junction, Texas facility, the long-term success of the Company's operations will depend upon the manufacture of AERT composite products on a substantially greater commercial scale than the Company has engaged in to-date. The Company currently has one composite manufacturing facility, although the Company is currently constructing a second composite manufacturing facility in Springdale, Arkansas. There can be no assurance the Company will prove able to expand its operations to the extent required or achieve improved operational efficiencies, and in particular, increased throughputs and or capacities in order to realize profitable operations, even assuming the availability of adequate financing and customer demand for its products. The Company's primary customers and markets are large and increased sales growth will require significant capital expenditures. There can be no assurance that financing can be obtained to expand existing or build additional manufacturing facilities or that, if obtained, they could become operational in a timely manner.

DEPENDENCE ON KEY CUSTOMERS AND CURRENT BACKLOG

The Company limited its initial marketing to prospective customers that are major industrial companies with large market shares nationwide in the plastics and door and window construction industries. A few large door and window manufacturing companies have purchased substantially all of the Company's MoistureShield/TM/ product since inception. Additional customers for the Company's MoistureShield/TM/ and ChoiceDek/TM/ products are now coming on-line or are in the early stages of their commercial use of such products. The Company is also currently under a backlog of orders, in excess of one million dollars, to its decking, industrial flooring and window customers. There can be no assurance that production delays will not negatively affect additional purchase commitments to the Company. A division of Weyerhaeuser, one of the world's largest forest products companies is engaged with the Company and is the marketing and distribution channel of ChoiceDek/TM/, the residential decking material produced from the Company's composite manufacturing facility. These customers may be key to the Company's success. Although the Company's composites customers have indicated to the Company that it is their intention to purchase products from the Company on a regular basis and in substantial volumes, assuming current product quality and pricing levels can be achieved commercially and that volume requirements can be met, none of such key customers is contractually obligated to purchase a substantial amount of additional products from the Company. These companies and other prospective customers with which the Company has dealt have high quality standards, and require elaborate and extensive testing for new products, component parts, and/or services. The Company could be materially adversely affected if it were to lose one or more of its existing large customers.

PATENTS AND PROTECTION OF TECHNOLOGY

The Company's composite materials manufacturing process and its waste plastics reclamation technologies involve many proprietary trade secrets, as well as certain methods, processes and equipment designs for which the Company has sought and received patent protection. Although the Company has taken measures to safeguard its trade secrets by limiting access to its manufacturing facility and requiring confidentiality and nondisclosure agreements of employees and third parties, there can be no assurance that its trade secrets will not be disclosed or that others will not independently develop comparable or superior technology. The Company has filed seventeen patent applications and has received issuance from the United States Patent and Trademark Office for thirteen patents, five of which relate to the Company's composite materials manufacturing operations and eight of which relate to its waste plastics reclamation technologies. However, four composite patents have been challenged by Mobil Oil Corporation and found invalid. (See "Legal Proceedings"). Two were later restored upon appeal. The cost of litigation to preserve proprietary rights is high and in the past has strained the financial resources of the Company as well as impeded sales growth. Further, to the extent that employees, consultants or other third parties working with the Company develop new technology, disputes may arise as to the proprietary rights to such technology which may not be resolved in favor of the Company.

GOVERNMENT REGULATION

The Company at present is able to incorporate a substantial majority of the waste plastic feedstocks it receives into its composite materials manufacturing and plastic reclamation processes without significant waste disposal problems of its own. However, its current supply sources are relatively homogeneous and consistent, and there can be no assurance that in the future continuing regulations will not adversely affect the Company's operations or require the introduction of costly additional manufacturing or waste disposal processes.

Certain customers have expressed interest in the Company's products because use of the Company's products could reduce the sawdust or other solid waste generated by such customers' operations. The Company believes that the demand for its products and technology could be decreased if there is a lessening of public concern or government pressure on private industries and municipal solid waste disposal authorities to deal with solid waste disposal problems. Further, the Company believes that a lessening of environmental concerns could reduce the rate at which plastics are recycled, which ultimately could have the effect of increasing the Company's cost of raw materials for its manufacturing operations.

Although state and federal legislation currently provide for certain procurement preferences for recycled materials, such preferences for materials containing waste plastics are dependent upon the eventual promulgation of product or performance standard guidelines by state or federal regulatory agencies. Such guidelines for recycled plastic building materials may not be released or, if released, the product performance standards required by such guidelines may be incompatible with the Company's manufacturing capabilities.

COMPETITION

In seeking to market AERT composites as alternative building materials to high grade western pine and other woods, aluminum, high-performance plastics and other construction materials, the Company competes with major forestry product companies and aluminum fabricating companies. The conventional material manufacturers with which the Company must compete have, in many cases, long-established ties to the building and construction industry and have proven well-accepted products. Although the Company has recently entered into a national marketing and distribution agreement with Weyerhaeuser, there are many additional large competitors in this market.

Many large competitors also have research and development budgets, marketing staffs and financial and other resources, which far surpass the resources of the Company. Several such competitors are currently attempting to develop and introduce similar recycled composite materials. Competitive products currently entering the market include Trex(R), TimberTech(TM) and Strandex. The Company must also compete in the building materials market with certain other plastics recyclers currently manufacturing recycled materials intended for similar building material applications, including decking and fencing. None of such recyclers, to the Company's knowledge, has achieved significant commercial acceptance to-date.

The Company competes for certain raw materials with other plastics recyclers, or plastic resin producers, most of which are far larger and better established than the Company. However, management believes that its focus towards sources of contaminated polyethylene films that it recycles and uses in its composites business are less attractive to most producers of recycled plastics. As a result, the Company has not historically experienced significant competition for such raw materials. Further, the Company believes that the plastics reclamation processes it has developed for its composites manufacturing business are able to source raw materials from industrial waste, plastic film waste and other plastic waste generators whose potential as a recycling source is not being significantly utilized by conventional plastics recyclers who primarily rely on post-consumer, source-separated plastic container recycling processes such as HDPE milk containers. The Company expects new entrants into the plastics reclamation business which could effect the Company's source of raw materials supply and who may have substantially greater financial and other resources than the Company. Such entrants may include beverage bottlers, distributors and retailers as well as forestry product, petrochemical and other companies.

FIRE DISRUPTIONS

The Company experienced a series of fires over the past several years, which has severely disrupted its manufacturing operations. In 1996, the Company experienced two fires at its Rogers, Arkansas plastic reclamation facility, which were ruled arson by authorities. The pattern of continued fires caused the Company's fire insurance to be cancelled. The Company was able to renew its fire insurance, but at a substantially higher rate. The Company has increased security and added armed guards at its facilities. However, another major fire or similar disruptions could materially adversely affect the Company.

RELIANCE UPON MANAGEMENT AND QUALIFIED TECHNICAL ASSISTANCE

The Company is substantially dependent upon the personal efforts and abilities of Joe G. Brooks, its President, Grant Martin, its Chief Operating Officer, J. Douglas Brooks, its Vice President of Recycled Plastics, Steve Brooks, its CEO, and a limited number of corporate and technical staff who devote all of their business time to the affairs of the Company. The Company has also obtained a $1,000,000 "key man" life insurance policy on the life of Joe G. Brooks. The loss of the services of one or more of these persons could have a material adverse effect upon the Company's activities. The Company is also dependent upon the continuing availability of capable independent engineering services and other technical assistance. There is no assurance that it will be able to locate, maintain, and/or obtain such necessary technical assistance from time to time.

VOTING CONTROL BY MANAGEMENT

At March 31, 1998, the Company's directors and officers in the aggregate beneficially owned 14,743,388 shares of Class A Common Stock (which amount includes shares underlying outstanding options and warrants which such directors and officers have the right to acquire within sixty days) and 1,345,657 shares of Class B Common Stock, which constituted approximately 36.1% and 91.8% of the Class A Common Stock and Class B Common Stock, respectively, and approximately 44.6% of the combined general voting power of the Company. Accordingly, such persons may be able to elect all of the Company's directors and otherwise control the Company. Holders of Class B Common Stock and Class A Common Stock will generally vote together as a single class upon matters submitted to a vote of stockholders, though the holders of Class B Common Stock will be entitled to five votes per share of Class B Common Stock while holders of Class A Common Stock will be entitled to only one vote per share. Although no voting agreement exists among the holders of Class B Common Stock, because of the family and prior business relations among such stockholders it may be anticipated that Class B stockholders will often vote the same way on matters requiring stockholder approval or authorization. The Class B stockholders have entered into a Right of First Refusal Agreement among themselves granting such stockholders a right to purchase Class B Common Stock on a pro rata basis from any Class B stockholder desiring to sell such shares.

NOTES, WARRANTS AND OPTIONS; DILUTION

On November 9, 1989, the Company completed a public offering of 1,250,000 units, at a price to the public of $4.00 per unit. Each unit consisted of three shares of Class A Common Stock and three redeemable Class A Warrants. Each Class A Warrant entitled the holder to purchase a unit consisting of one share of Class A Common Stock and one Class B Warrant at an exercise price of $2.00. Each Class B Warrant entitled the holder to purchase one share of Class A Common Stock at an exercise price of $3.00. As a result thereof the Company has issued and outstanding 4,212,440 shares of Class B Warrants. The Board of Directors has extended the expiration date of the outstanding Class B Warrants to July 1, 1998.

In July 1993, the Company completed a $1.2 million private placement by issuing $650,000 in short-term notes, due June 29, 1994 and 650,000 Class C Warrants. Certain of such notes and Class C Warrants were issued to related parties, including the Company's major stockholder. The Class C Warrants, which are exercisable ratably into one share of Class A Common Stock at an exercise price of $3.00 per share, expire on June 29, 1998. In consideration of other financing and support provided by Marjorie S. Brooks, the expiration date of 325,000 Class C Warrants was extended by the Board of Directors to June 2003.
In May 1994, $600,000 of such notes were converted into Class A Common Stock as a portion of the consideration for May 1994 private placement offering described below.


In May 1994, the Company completed a private placement offering at market price to certain affiliated stockholders and noteholders with the issuance of 3,468,400 shares of Class A Common Stock, 3,468,400 Class F Warrants, and 3,468,400 Class G Warrants. Net offering proceeds of approximately $2,065,000 were received by the Company, consisting of $2,020,000 conversion of debt and accrued interest and $45,000 in cash. The Class F and Class G Warrants expire five years from the date of issuance and are exercisable at a price of $.61 and $.92 per share, respectively, for each share of Class A Common Stock purchased. In consideration of other financing and support provided by Marjorie S. Brooks, the expiration dates of 856,094 Class F Warrants and 2,986,590 Class G Warrants were extended by the Board of Directors to June 2004.

In 1995, in connection with an extension of a line of credit to the Company by its major stockholder, the Company's Board of Directors authorized the issuance of up to 2,000,000 of Class H Warrants on a one-for-one basis for each dollar advanced under the loan agreement and having an exercise price equal to the per share market value of the Company's Class A Common Stock on the date of such advances. The Class H Warrants for 2,000,000 shares are exercisable at prices from $0.39 to $0.49 per share of Class A Common Stock. The Class H Warrants will expire in February 2005.

In May 1996, the Company completed a private placement offering with the issuance of 338,624 shares of Class A Common Stock to an accredited investor for $200,000 in cash.

Between April and December of 1996, the Company issued 2,956,396 shares of Class A Common Stock in Regulation S transactions for $1,831,000, and issued 295,608 warrants as part of the transactions at exercise prices ranging from $0.375 to $1.125. Between January and March of 1997, the Company issued 977,367 shares of Class A Common Stock in Regulation S transactions for $229,000, and issued 97,736 warrants as part of the transactions at exercise prices ranging from $0.31 to $0.375.

In December 1996, in connection with a note payable of $100,000 the Company authorized and issued two sets of Warrants, Class J for 200,000 shares and Class K for 150,000 shares. Each Class J and Class K Warrant is exercisable on a one-for-one basis with common stock. Each Class J Warrant is exercisable at $0.50 per share and each Class K Warrant is exercisable at $0.75 per share. Both Class J and Class K Warrants expire five years from the date of issuance.

In October 1997, the Company issued $1.3 million aggregate principal amount of 12% promissory notes due July 27, 1998 (extendable at the Company's option to October 30, 1998) in a private placement to certain of the Selling Stockholders. Pursuant to the Placement Agreement, the Company also issued similar 12% Notes for $800,000 in February 1998 and $410,000 in April 1998, which mature November 2, 1998 and January 2, 1999, respectively, (extendable at the Company's option to January 31, 1999 and April 2, 1999, respectively). Quarterly interest on the Notes is payable in shares of Common Stock valued at the average closing bid price over the ten days trading prior to each such interest payment date, or cash at the Company's option. Pursuant to the Placement Agreement executed concurrently with the October 1997 Note Purchase Agreement, the Company also granted to the Placement Agent a two-year option to offer and place on behalf of the Company an additional $2,200,000 in aggregate principal amount of promissory notes, $1,210,000 of which has been issued and sold in February and April 1998 on substantially similar terms; the terms of any Additional Notes, which may be issued may vary from the terms of the Notes, but will provide that, unless extended by the Company at its option, the Additional Notes will mature and become payable on a date 270 days from the date of initial issuance thereof. In the event that the Placement Agent exercises its option to offer and place the Additional Notes, the Company is required to deliver to the Placement Agent warrants, in substantially the form of the Private Placement Warrants, to purchase such number of shares of the Company's Common Stock as is equal to 12% of the aggregate purchase price of the Additional Notes (as expressed in numerical rather than dollar terms) or in the event that the term of the Additional Notes is extended, at the Company's option from 270 days to 365 days, such number of shares of Common Stock as is equal to 18% of the aggregate purchase price of the Additional Notes (as expressed in numerical rather than dollar terms) (in either case the "Additional Placement Warrants"). In addition, in the event of the sale of such Additional Notes, the Consultant becomes entitled under the Consulting Agreement to additional warrants, in substantially the form of the Consulting Warrants, to purchase such number of shares of the Company's Common Stock as is equal to 200% of the aggregate purchase price of the Additional Notes (as expressed in numerical rather than dollar terms) or in the event that the term of the Additional Notes is extended, such number of shares as is equal to 250% of the aggregate purchase price of the Additional Notes (the "Additional Consulting Warrants"). The Additional Placement Warrants and Additional Consulting Warrants will be exercisable for a period of five years from the date of issuance at a price of $0.375 per share. The warrant shares issuable upon exercise of the Additional Placement Warrants and Additional Consulting Warrants will be considered "Registrable Securities" under the Registration Rights Agreement executed with the Placement Agent and Consultant. Concurrently with the Note Purchase Agreements, the Company issued Private Placement Warrants to the Placement Agent, 301,200 of which Private Placement Warrants were outstanding as of May 21, 1998. The Private Placement Warrants are exercisable at a price of $0.375 per share for a five year term and are subject to customary anti-dilution provisions for stock splits, stock dividends, reverse stock splits, mergers or consolidations, below-market stock issuances and similar events. Also, in October 1997, the Company entered into the Consulting Agreement with the Consultant pursuant to which the Consultant will provide investment banking and general financial and strategic advisory services during a five-year term. In consideration thereof, the Company granted to the Consultant and one affiliated Selling Stockholder, 5,020,000 of which Consulting Warrants were outstanding as of May 21, 1998. The Consulting
Warrants are exercisable at a price of $0.375 per share for a five year term and are subject to customary anti-dilution adjustments similar to the Private Placement Warrants.

In January 1998, in consideration of renewal of the Company's $700,000 receivable line the Company issued 700,000 warrants at market ($0.875) to the major shareholder.

In addition to the Warrants described above, the Company has various stock option plans which authorize the issuance of up to an aggregate of 5,600,000 shares of Class A Common Stock. At March 31, 1998, the Company had outstanding stock options under such plans which provided for the purchase of up to 4,141,500 shares of Common Stock at exercise prices ranging from $0.375 to $3.00 per share, of which 1,941,500 were currently exercisable.

For the term of each of the warrants discussed herein, the holders thereof will have, at a fixed cost, and in some cases a nominal cost, the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of the other security holders. As long as such warrants and options remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the holders of such warrants and options may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by warrants.

POTENTIAL ADVERSE EFFECT OF SUBSTANTIAL SHARES OF COMMON STOCK RESERVED.

Out of an authorized capitalization of 62,500,000 shares of capital stock, including 50,000,000 of Class A Common Stock, as of March 31, 1998, there were 20,530,147 shares of Class A Common Stock and 1,465,530 shares of Class B Common Stock outstanding (which shares of Class B Common Stock are convertible into Common Stock and for which 1,465,530 shares of authorized but unissued Common Stock have been reserved). In addition, the Company has reserved a total of 28,297,902 shares of Common Stock for issuance as follows: (i) 12,618,839 shares for issuance upon exercise of the Series B through Series K Warrants described above; (ii) 4,950,668 shares for issuance pursuant to the stock option plans described above; (iii) 648,395 shares for potential issuance of Interest Shares;
(iv) 700,000 shares for potential issuance pursuant to Financing Warrants (v) 630,000 shares for potential issuance pursuant to Private Placement Warrants or Additional Private Placement Warrants, and (vi) 8,750,000 shares for potential issuance pursuant to Consulting Warrants or Additional Consulting Warrants. The Company also has contractual commitments for the issuance of options or warrants for an additional 293,579 shares of Class A Common Stock, for which no reservation has been made, subject to stockholder approval of an increase in the authorized capital stock, consummation of a previously authorized reverse stock split or expiration of sufficient outstanding options or warrants without exercise. The existence of the warrants and options described herein and the unavailability of additional shares of authorized Class A Common Stock, may adversely affect the Company's ability to consummate future equity financing. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

POTENTIAL INFLUENCE ON THE MARKET AND THE COMPANY.

A significant amount of the Shares offered hereby will be held by, and may be sold to customers of the Placement Agent. If the Placement Agent participates in the market, as a market maker or otherwise, the Placement Agent may exert a dominating influence on the market for the Shares described in this Prospectus. Such market making activity may be discontinued at any time. The price and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Placement Agent's participation in such market.

NO ASSURANCE OF NASDAQ SMALLCAP MARKET LISTING; RISK OF LOW-PRICED SECURITIES; RISK OF APPLICATION OF PENNY STOCK RULES.

The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the initial listing and continued listing of a security on the NASDAQ SmallCap Market. The standards for initial listing require, among other things, that an issuer have total assets of $4,000,000 and capital and surplus of at least $2,000,000; that the minimum bid price for the listed securities be $3.00 per share; that the minimum market value of the public float (the shares held by non-insiders) be at least $2,000,000; and that there be at least two market makers for the issuer's securities. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the "public float" be at least $1,000,000; and that there be at least two market makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on the NASDAQ SmallCap Market if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. The NASDAQ SmallCap Market has recently adopted new maintenance criteria, which eliminates the exception to the $1.00 per share minimum bid price and require, among other things, $2,000,000 net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. The Company has been formally notified by NASDAQ that it had until May 28, 1998 to bring the price of its stock up to a minimum $1.00 bid. As of December 31, 1997, the Company's bid price was below $1.00. As of May 21, 1998, the Company's closing bid price was $1.28. The Company on April 14, 1998, was notified by NASDAQ that it had regained minimum bid price compliance. The Company's stockholders, in August authorized up to a 1 for 6 reverse stock split, which has not yet been implemented. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a NASDAQ SmallCap Market listing. If the Company's securities were to be excluded from the NASDAQ SmallCap Market, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would then be required to comply with the more difficult initial listing requirements to be re-listed on the NASDAQ SmallCap Market. The Company as of March 31, 1998, had net assets of $2,217,078 and is currently implementing a plan to recapitalize and raise a minimum of an additional $2 million in equity capital to maintain its minimum NASDAQ listing. There can be no assurance that its recapitalization efforts will be successful or that it can maintain the minimum $2 million asset value for continued listing.

If the Company is unable to satisfy maintenance requirements and the price per share were to continue below $1.00, then unless the Company satisfied certain net tests, the Company's securities would become subject to certain penny stock rules promulgated by the SEC (the "Commission"). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks of penny stock market securities. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock. If the Common Stock becomes subject to the penny stock rules, investors may find it more difficult to sell their shares.

Unaudited information subsequent to December 31, 1997 and March 31, 1998 indicates that losses are continuing. Due to continuing net losses, the Company is unable to determine if the Company will be able to maintain compliance with the net asset requirement or if necessary to correct any deficiencies in the net asset requirement in the future.

POTENTIAL ISSUANCE OF PREFERRED STOCK

The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, $1.00 par value, none of which have been issued. The Board of Directors of the Company is empowered to fix the terms of the Preferred Stock without stockholder approval, which terms may adversely affect the rights of holders of the Class A Common Stock. The Company has no current plans to issue any shares of its Preferred Stock.

DIVIDEND POLICY

The Company has not paid any cash dividends in the past and expects to retain any future earnings for expansion of its business rather than to pay cash dividends in the foreseeable future.

NON-REGISTRATION IN CERTAIN JURISDICTIONS

Although the Shares have been registered for sale with the SEC under the Securities Act, action has only been taken in a very limited number of state jurisdictions to register or qualify the Shares for sale to prospective purchasers. Accordingly, in the absence of any specific registration or qualification, any purchasers of the Shares from the Selling Stockholders will be required to rely upon applicable exemptions from registration in such state jurisdictions. Purchasers should inquire of the Selling Stockholders to determine what action, if any, has been taken to qualify the Shares for sale in a particular state jurisdiction and should consult their own legal counsel prior to effecting sales of Shares in any jurisdiction.

                                    DILUTION

As of March 31, 1998, the net tangible book value per share of the Company's Class A and Class B Common Stock was $.09. "Net tangible book value per share" represents the amount of the Company's tangible assets, less the amount of its liabilities, divided by the number of shares of stock outstanding.

Assuming the exercise of all of the outstanding 4,212,440 Class B Warrants as of such date, at an assumed exercise price of *$1.28 per share (based upon the average closing bid and asked prices over the preceding 20-business days ended May 21, 1998), the pro forma net tangible book value at March 31, 1998, would have been $7,267,084 or $0.28 per share, representing an immediate increase in net tangible book value of $0.19 per share to existing stockholders and an immediate dilution of $1.00 per share to holders exercising such Class B Warrants. Assuming 1,000,000 of the Class B Warrants were exercised as of such date, the pro forma net tangible book value at March 31, 1998 would have been $3,155,161 or $0.14 per share, representing an immediate increase in net tangible book value of $0.05 per share to existing stockholders and an immediate dilution of $1.14 per share to holders exercising such Class B Warrants. Assuming one-half of the outstanding Class B Warrants were exercised as of such date, the pro forma net tangible book value at March 31, 1998 would have been $4,571,123 or $0.19 per share, representing an immediate increase in net tangible book value of $0.10 per share to existing stockholders and an immediate dilution of $1.09 per share to holders exercising such Class B Warrants. The following table illustrates such dilution on a per share basis:


                                                                Number of Class B Warrants
                                                                  Assumed to be Exercised(1)
                                                          ---------------------------------------

                                                              4,212,440   2,106,220   1,000,000
                                                               Warrants    Warrants    Warrants
                                                             ----------  ----------  ----------
   Warrant exercise price per share of
     Class A Common Stock underlying
     Class B Warrant(2).................................     $    1.28   $    1.28   $    1.28
   Net tangible book value per share before
     Warrant exercise(2)................................           .09         .09         .09
   Increase per share attributable to holders
     exercising such Class B Warrants...................           .19         .10         .05
   Pro forma net tangible book value per
     share after Warrant exercise(1)....................           .28         .19         .14
   Dilution per share to holders exercising


     such Class B Warrants .............................          1.00        1.09        1.14

   Gross proceeds to Company upon exercise                  $5,391,923  $2,695,962  $1,280,000

______________________

(1) Assumes the exercise of Class B Warrants only for purposes of illustrating dilution in certain cases. There can be no assurance that any Class B Warrants will be exercised at any time hereafter.
(2)  Before deducting estimated offering expenses.
(3) Does not assume any exercise of 17,989,239 shares underlying other warrants. See "Risk Factors" - "Notes, Warrants and Options; Dilution"
(4)  Does not assume exercise of 4,141,500 shares underlying stock option plans.


                                 USE OF PROCEEDS

Should any of the Class B Warrants be exercised, it is anticipated that the net proceeds therefrom would be used principally for working capital purposes. If any such Class B Warrant exercises occur in advance of scheduled payments on Company indebtedness or are not required for immediate working capital purposes at the time of exercise, the net proceeds of such exercises may also be applied to reduce the Company's indebtedness, or for expansion of the Company's facilities, additional capital expenditures and further product development.


The Company's indebtedness at March 31, 1998, consisted of a note to the City of Rogers, Arkansas, pursuant to a $400,000 loan funded through the State of Arkansas Industrial Development Commission, with a principal amount due of $60,315 at March 31, 1998, a term note to the major shareholder for $852,943, a series of bridge notes totaling $2,185,000 (subsequent to March 31, 1998, an additional $410,000 has been borrowed pursuant to bridge note arrangements), a note payable for $100,000, plus other various notes with balances at March 31, 1998 of $122,790. In addition, short term payables and advances from an affiliated company were $946,164 at March 31, 1998.

Subsequent to March 31, 1998, the Company entered into a pledge and security agreement with one if its shareholders for a loan in the principal amount of $300,000. In lieu of interest on said principal, the lender has agreed to accept options to purchase up to 100,000 shares of the company's common stock, having such terms as shall be mutually agreed upon between the Company and the lender.


Also, subsequent to March 31, 1998, the Company entered in a capital lease relating to a piece of equipment. The lease contains a bargain purchase option of $1 at the end of the lease term. The capital lease obligation is $110,000.


The success of the Company's continuing operations will depend upon the availability of cash flow from operations and the Company's success in raising additional funds through equity or debt financing. The expenses that might be incurred in manufacturing further developing and marketing the Company's products cannot be predicted with certainty. There is no assurance that additional financing can be obtained, or obtained on terms satisfactory to the Company.

                  PRICE RANGE OF COMPANY'S EQUITY SECURITIES

On November 9, 1989, the Company's Units, Class A Common Stock and Class A Warrants commenced trading on the NASDAQ over-the-counter market under the symbols AERTU, AERTA and AERTW, respectively. Prior to November 9, 1989, there was no public market for such securities. During March 1992, the Company issued notices of redemption for its Class A Warrants. Upon the exercise of Warrants prior to the redemption date, the Company issued 4,212,740 Class B Warrants, (AERTZ) from the resulting exercise of the Class A Warrants. Accordingly, the Class A Warrants (AERTA) and Units (AERTU) (of which the Class A Warrants were an integral component) were delisted from trading at that time. The Company's Class B warrants, (AERTZ), traded until January 1998, and were delisted at that time due to a lack of market makers and trading activity.

The following table sets forth the ranges of high and low bid prices (as reported by NASDAQ) of the Company's Class A Common Stock and Class B Warrants, for the years ended December 31, 1996 and 1997 and the first quarter of 1998. The quotations represent prices between dealers, do not include retail markup, markdown or commission, and do not necessarily represent actual transactions.

                                   Class A          Class B
                                 Common Stock      Warrants
                                 High    Low       High  Low
                                 -----  -----      ----  ---
 Fiscal 1996
    First Quarter                 1.31    .75       .19  .13
    Second Quarter                1.63    .97       .38  .13
    Third Quarter                 1.00    .75       .13  .06
    Fourth Quarter                 .94    .34       .25  .06
 Fiscal 1997
    First Quarter                  .56    .31        .*   .*
    Second Quarter                 .44    .28        .*   .*
    Third Quarter                  .63    .34        .*   .*
    Fourth Quarter                 .59    .25        .*   .*
 Fiscal 1998
    First Quarter                 1.94    .38        .*   .*

* - No established public trading market in 1997. Securities were delisted due to lack of trading requirements in 1998.

As of March 31, 1998, there were 1,569 record holders of Class A Common Stock and 11 record holders of Class B Common Stock. The number of beneficial owners of the Class A Common Stock at March 31, 1998 is not known; however, based on inquiries to certain brokers, management believes the number of the beneficial owners of Class A Common Stock at March 31, 1998 was in excess of 5,000.

                                DIVIDEND POLICY

The Company has never paid any cash dividends on its capital stock. The payment of dividends in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition, and other relevant factors. The Board does not presently intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations. The Class A Common Stock and the Class B Common Stock have identical rights per share with respect to cash dividend and liquidation payments (See "Description of Securities").

                                CAPITALIZATION


The following table sets forth certain short-term indebtedness and the capitalization of the Company at March 31, 1998 (unaudited) and December 31, 1997.

                                                             March 31, 1998   December 31,
                                                               (unaudited)        1997
                                                             --------------       ----
Short-term indebtedness:
     Current portion of long-term indebtedness                 $    628,952   $    494,910
     Short-term notes payable                                     1,914,428      1,189,097
                                                               ------------   ------------
       Total short-term indebtedness                              2,543,380      1,684,007
                                                               ------------   ------------
Long-term indebtedness, net of current maturities                   395,096        588,412
                                                               ------------   ------------
Stockholders' equity:
     Preferred stock, $1 par value; 5,000,000
        shares authorized, none issued                                    -              -
     Class A common stock, $.01 par value;
        50,000,000 shares authorized, 20,530,147 (1998)
        and 20,312,969 (1997) issued and outstanding                205,302        203,130
     Class B convertible common stock, $.01 par value;
        7,500,000 shares authorized, 1,465,530 issued and
        outstanding 1998 and 1997                                    14,655         14,655
     Additional paid-in capital                                  22,309,820     21,926,331
     Accumulated deficit                                        (20,312,699)   (19,793,758)
                                                               ------------   ------------
       Total stockholders' equity                                 2,217,078      2,350,358
                                                               ------------   ------------
Total capitalization                                           $  5,155,554   $  4,622,777
                                                               ------------   ------------

_________________________

(1) Does not reflect possible issuance of (i) 4,212,440 shares of Class A Common stock upon exercise of the Class B Warrants; and (ii) 4,141,500 shares of Class A Common Stock upon exercise of options granted or available for grant to employees and directors under the Company's Stock Option Plan. (See "Management-Stock Option Plan" and "Description of Securities") or (iii) 17,770,839 shares of Class A Common Stock underlying additional warrants.

                            SELECTED FINANCIAL DATA

The selected financial data presented below for the fiscal years from December 31, 1993 to December 31, 1997, are derived from the financial statements of the Company. The financial statements of the Company for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon contains an explanatory paragraph regarding the Company's ability to continue as a going concern, and is included elsewhere in this Prospectus.

                         SUMMARY FINANCIAL INFORMATION


STATEMENTS OF OPERATIONS DATA:

                                QUARTER         QUARTER         YEAR           YEAR           YEAR           YEAR           YEAR
                                 ENDED           ENDED          ENDED          ENDED          ENDED          ENDED          ENDED
                                MARCH 31,      MARCH 31,       DEC 31,        DEC 31,        DEC 31,        DEC 31,        DEC 31,
                                  1998           1997           1997           1996           1995           1994           1993
                             --------------  ------------  -------------  -------------  -------------  -------------  ------------
                              (UNAUDITED)    (UNAUDITED)

Sales                          $ 2,507,300   $ 1,747,802    $ 7,982,381    $ 6,950,219    $ 5,581,172    $ 3,675,018   $ 2,043,476
                               -----------   -----------    -----------    -----------    -----------    -----------   -----------
Net Loss before
Extraordinary
Gain                              (518,941)     (619,441)    (1,913,664)    (2,933,698)    (2,756 263)    (2,970,135)   (3,692,773)

Extraordinary
Gain                                     -             -        757,644         36,666              -        879,373             -
                               -----------   -----------    -----------    -----------    -----------    -----------   -----------

Net Loss                          (518,941)     (619,441)    (1,156,020)    (2,897,032)    (2,756,263)    (2,090,762)   (3,692,773)
                               ===========   ===========    ===========    ===========    ===========    ===========   ===========
Net Loss before
Extraordinary gain per
common share                          (.02)         (.03)          (.09)          (.15)          (.17)          (.21)         (.34)

Extraordinary gain per                   -             -            .04              -              -            .06             -
common share                   -----------   -----------    -----------    -----------    -----------    -----------   -----------

Net Loss Per Common
Share/(1)/ (Basic and
Diluted)                       $      (.02)  $      (.03)   $      (.05)   $      (.15)   $      (.17)   $      (.15)  $      (.34)
                               ===========   ===========    ===========    ===========    ===========    ===========   ===========

Weighted Average Number of
Shares Outstanding/(1)/         21,995,434    20,666,678     21,800,170     19,134,484     15,779,721     14,166,869    10,853,938


BALANCE SHEET DATA:

                                March 31,      March 31,       Dec 31,        Dec 31,        Dec 31,        Dec 31,        Dec 31,
                                  1998           1997           1997           1996           1995           1994           1993
                             --------------  ------------  -------------  -------------  -------------  -------------  ------------
                              (unaudited)    (unaudited)
WORKING CAPITAL (DEFICIT)     $(4,269,120)    $(1,245,209)   $(3,117,649)   $ (892,995)    $(1,556,805)   $ (599,753)   $ (701,142)
TOTAL ASSETS                    8,656,536       6,881,961      7,641,328     6,725,549       7,357,742     8,781,907     9,146,981
LONG-TERM DEBT
LESS CURRENT MATURITIES           395,096         799,266        588,412       955,776       1,266,642     1,844,597       892,294
TOTAL LIABILITIES               6,439,458       4,155,024      5,290,970     3,623,170       3,643,999     3,335,459     3,010,529
STOCK SUBSCRIPTION                      -               -              -             -               -             -     1,000,000
STOCKHOLDERS' EQUITY          $ 2,217,078     $ 2,726,937    $ 2,350,358    $3,102,379     $ 3,713,743    $5,446,448    $5,136,452

(1) The net loss per share of common stock is based on the combined weighted average of shares of Class A and Class B Common Stock outstanding during the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF  OPERATIONS


Quarter Ended March 31, 1998 Compared To Quarter Ended March 31, 1997

The Company set a quarter net sales record of $2,507,300 for the quarter ended March 31, 1998. This was an increase of $759,498 or 43% over the $1,747,802 reported for the comparable period ended March 31, 1997. First quarter 1998 composite sales consisted of door and window component sales of $1,552,428, decking material sales of $701,387 and industrial flooring sales of $253,485. This compares with first quarter 1997 composite sales of $1,213,065 for door and window components, $357,073 for decking sales, and $177,664 for industrial flooring sales. There can be no assurance that the Company will be successful in its efforts to restructure its bridge loans and or outstanding debt and recapitalize, or if it does that it can be done on terms which are favorable to the Company.

Cost of goods sold was $2,222,490 for the first quarter of 1998 compared to $1,993,546 for the first quarter of 1997. Increases were experienced in all major expense categories. Payroll costs and depreciation increased due to the start-up of the new plant in Springdale, Arkansas. Material costs increased primarily due to the loss to fire of the Rogers, Arkansas plastics facility forcing the Company to continue to purchase a large portion of its raw materials from outside sources. The Company also experienced higher overhead during the first quarter compared to the comparable period a year ago for insurance premiums, security costs, and lease payments for the new Springdale, Arkansas multi-purpose manufacturing facility. The Company continued to improve in operations and generated a positive gross margin of $284,810 for the quarter compared to a negative gross margin of $245,744 for the comparable quarter a year ago due to increased emphasis on production efficiencies and cost control. The Company's material and labor costs were still adversely impacted by the quality and consistency of the outside vendor raw material plastic and less than desired extrusion rates, although significant improvements were attained. Downtime associated with changeovers and the large number of products run also restricted extrusion efficiencies.

Significant operating expense categories generally increased in line with increased revenues and were as follows:

        Expense Category                 1998        1997
        ----------------                 ----        ----
        Payroll and payroll taxes    $  771,215  $  684,354
        Depreciation                    270,021     260,158
        Direct material costs           483,854     428,699
        Other                           697,400     620,335
                                     ----------  ----------
        Total                        $2,222,490  $1,993,546
                                     ==========  ==========

Selling, general and administrative expenses were $645,184 for the first quarter of 1998, compared to $338,138 for the first quarter of 1997. The costs reflect increased marketing expenses as the Company has for the first time commenced an advertising, marketing and distribution program aimed at substantially increasing decking sales for 1998. In addition, these costs increased due to administrative salaries, lease expense, and other costs relating to the start-up of the Springdale facility. However, the largest portion of the increase was legal costs and amortization of debt issuance costs for the recent bridge loan financing activities for the Notes to finance ongoing plant and manufacturing expansion.

Operating loss for the quarter ended March 31, 1998, was $360,374, a 38% reduction over the $583,882 loss reported for the comparable period in 1997. Net loss (basic and diluted) per average common share outstanding was $.02. This compares to a net loss (basic and diluted) per average common share outstanding of $.03 for the three months ended March 31, 1997. The Company is currently implementing a production plan, which management believes, will provide for better operating efficiencies and streamline the production limitations encountered in the past. The Company has added a second composite facility in conjunction with rebuilding its internal plastic reclamation capabilities. Such plan includes increasing production capacity, to streamline production runs and reduce line changeovers, further automation and process control of the production processes, improved plastic raw material sourcing, lower raw material costs, and better utilization of regrindable scrap and increased security.

The Company's operations remain subject to numerous risks associated with the continued establishment of its business, including lack of financing sources and competition from numerous large, well-established and well-capitalized competitors who manufacture products for the same applications. In addition, the Company has in the past and may again in the future, encounter unanticipated problems, including manufacturing, distribution, and marketing difficulties, some of which may be beyond the Company's financial and technical abilities to resolve. The occurrence of or failure to adequately address such difficulties could have a material adverse effect on the Company's prospects, including its ability to achieve anticipated efficiencies and manufacturing sales levels.

Year Ended December 31, 1997 Compared To Year Ended December 31, 1996

Net sales increased to $7,982,381 for the year ended December 31, 1997, which represented an increase of $1,032,162 or 15% over the year ended December 31, 1996. 1997 composite sales consisted of door and window component sales of $5,588,679, decking material sales of $1,836,961, and industrial flooring sales of $556,741. This compares with 1996 composite sales of $4,633,720 for door and window components, $1,935,849 for decking sales, and $367,490 for industrial flooring sales. Increased decking sales were limited during 1997 due to production restraints.

Although overall composite sales increased, primarily attributable to the addition of a third extrusion line and related manufacturing equipment expansion which started production during mid 1996; plastic raw material disruptions caused by the 1996 Rogers fires and delays in starting up a fourth extrusion line and new paint and finishing system limited further composites sales growth for the year. Although production and sales increased slightly over prior years, the Company was constrained in its attempt to further increase sales and supply its existing customer commitments. The Junction, Texas composites facility also experienced less than desired efficiencies due to the large number of products run during the past year. The Company experienced significant raw material problems in addition to negative cost variances with its plastic raw material supplies when the Company had to purchase all plastic from outside vendors and further process it at the Junction facility due to the extensive fires experienced at the Rogers plastic reclamation facility. Both fires were deemed arson by authorities. The exceptionally wet 1997 spring also disrupted fiber supplies to the Company's cedar mill suppliers and the Company lost significant production time due to flooding in the Central Texas area. The Company's raw material costs increased from $1,077,054 in 1996 to $1,937,400 in 1997, even with increased utilization of composite regrind.

The claim relating to the September fire was settled in late 1996 for approximately $379,000 and the Rogers plastic reclamation operation recommenced in late November 1996. On December 15, 1996, the undamaged portion of the Rogers facility then suffered a second major fire and the manufacturing portion experienced extensive damages, closing the facility. The Company's rebuilding efforts were delayed for most of the first half of 1997 due to the ongoing fire investigation and insurance settlement delays. The December fire claim was finally settled in June 1997 for $1.9 million.

Cost of goods sold decreased from $7,822,154 in 1996 compared to $7,639,708 for 1997. The decrease in cost of goods sold was primarily attributable to reduced payroll and payroll expenses, which were primarily attributable to the shut-down of the Rogers facility, combined with the Junction plant's, increased utilization of regrindable scrap. Further improvements in efficiencies were limited due to the above mentioned obstacles which the Company encountered.

  Significant operating expense categories were as follows:

        Expense Category                 1997        1996
        ----------------                 ----        ----
        Payroll and payroll taxes    $2,594,056  $3,043,797
        Depreciation                  1,076,570   1,194,406
        Raw Materials                 1,937,400   1,077,054
        Other                         2,031,682   2,506,897
                                     ----------  ----------
        Total                        $7,639,708  $7,822,154
                                     ==========  ==========

Payroll and payroll taxes in 1996 for Rogers were approximately $450,000, which were not applicable during 1997. However, this overall labor, (payroll) reduction was offset by an increased raw material cost of $1,937,400, or $860,346 over 1996 in conjunction with higher amounts of regrind used during this period. Other expenses were reduced somewhat in 1997 compared to 1996, with the exception of increases in insurance premiums, security costs, and millwork tooling.

Selling, general and administrative expenses during 1996 were $1,687,697 compared to $2,090,049 for 1997. The increase in selling, general and administrative expenses was primarily attributable to increased professional fees and additional insurance and overhead which the Company had to obtain. The Company also acquired a second manufacturing facility in August 1997 and lease facility payments also contributed to the overhead increase. In addition, the Company began a more extensive marketing program for its ChoiceDek/TM/ products with the goal of increasing distribution and sales. As decking distribution increases, additional marketing expenses will be incurred to further support increased sales levels.

The composites division showed significant improvement under difficult conditions and recorded a positive gross margin of $342,673 compared to a $871,935 negative margin for the comparable period a year earlier. This amounted to a $1,214,608 improvement over the prior period; however further improvement was limited by negative raw material variances, reduced throughputs, and delays associated with bringing on-line the fourth extrusion line and introducing the Company's new line of primed window components which restricted additional sales. The Company originally planned on placing its fourth extrusion line at its Junction, Texas facility. However, the loss of raw materials from the Rogers fire, combined with the start up of the new Springdale facility prompted the Company to move the fourth extrusion line equipment to Springdale, and order equipment for a fifth extrusion line.

The net loss for 1997 was $1,156,020 or a net loss per weighted average common share outstanding of $0.05. This compares to a loss of $2,897,032 or a net loss per weighted average common share outstanding of $0.15 for 1996. The 1996 loss did include a one-time charge of $129,767, related to a write-off of damaged equipment and leasehold improvements lost in the December fire in Rogers. The loss before extraordinary item for 1997 was $1,913,664 or $0.09 per share, which was reduced by a one time extraordinary gain of $757,644 relating to a fire insurance settlement.

The Company during 1997 struggled to hold onto its existing customer base, while it worked to reestablish its raw material sourcing and manufacturing focus. With the loss of its primary raw material source, the Company struggled with manufacturing and throughput problems associated with excessive contamination and inconsistency in its plastic materials. This, coupled with management's objective to grow the business and hold onto the customer base, led to a large number of products, which resulted in less than desired sales volumes and limited operating efficiencies. Establishing large OEM customer sales is a long-time consuming, and elaborate process and several of the Company's door and window customers had completed years of testing prior to introducing AERT components into their product lines. Component changeover is difficult for these types of customers and after years of development work, AERT management was determined not to lose its customer base, even when faced with the Rogers fires. To date, the Company has been successful in its efforts to hold onto its customer base during this difficult period and is now ready to grow and begin expanding again.

The Company has taken additional security measures, including installation of surveillance cameras, and the addition of on-site security personnel, which are intended to better protect the Company's facilities.

The Company is currently adding a second multipurpose manufacturing facility in Springdale, Arkansas. The Company's capital expansion program involves adding additional plastic processing production, an upgraded painting and finishing facility, a second millwork facility, and a fifth extrusion line (in addition to the fourth line already on hand). Projected expansion costs are $2.1 million and when all phases are fully operational by mid year 1998, are intended to increase the Company's manufacturing capacity to the 30 million dollar annualized sales level, from both manufacturing facilities. Once completed and operational and based upon customer forecasts and demands, the Company may implement additional expansion during the third quarter of 1998, as the new Springdale facility will currently accommodate four additional extrusion lines. This could require significant additional capital expenditures.

The Company's main focus in conjunction with this expansion is to improve operating efficiencies, and reduce unit production costs to levels required for strong gross margins and sustained profitability. By shifting MoistureShield OEM products to what management believes will be a newer, more cost efficient manufacturing facility, in conjunction with reduced raw material costs and increased extrusion throughputs; the Company believes it can reduce its MoistureShield production costs while also increasing sales volumes in conjunction with increased ChoiceDek throughputs at its Texas facility. This in conjunction with other efficiency enhancements at the Texas facility are designed and intended to also enhance gross margins and attain strong profitability for the ChoiceDek/TM/ line.

Although the Company believes that 1998 first quarter sales will increase significantly over the previous period of 1997, reduced operating losses will continue into the first quarter of 1998, while the new Springdale manufacturing plant is started up and streamlined. The Company believes substantial reductions of unit production costs will result from increased automation and streamlining the amount of products run at the Company's operation in Junction, Texas. There can be no assurance that the Company can attain its anticipated continued operating improvements or that its additional production efficiencies and resultant unit cost reductions required for sustained profitability will occur.

Year Ended December 31, 1996 Compared To Year Ended December 31, 1995

Net sales increased to $6,950,219 for the year ended December 31, 1996, which represented an increase of $1,369,047 or 25% over the year ended December 31, 1995. 1996 composite sales consisted of door and window component sales of $4,633,720, decking material sales of $1,935,849, industrial flooring sales of $367,490, and other sales of $13,160. This compares with 1995 composite sales of $3,770,569 for door and window components, $762,179 for decking sales, $395,252 for industrial flooring sales, and other sales of $653,102.

The increase in composite sales was primarily attributable to the addition of a third extrusion line and related manufacturing equipment expansion which started production during mid 1996. Although production and sales increased over prior years, the company was constrained in its attempt to further increase sales and supply its customer commitments due to production limitations and inefficiencies at the Junction, Texas composites facility. In addition, the Company experienced significant raw material problems with its plastic supplies, created when the Company had to purchase all plastic from outside vendors due to the extensive fires experienced at the Rogers plastic reclamation facility in September and December of 1996.

The claim regarding the September fire was settled in late 1996 for approximately $379,000 and the Rogers plastic reclamation operation recommenced in late November. On December 15, 1996 the undamaged portion of the Rogers facility was then set fire and the manufacturing portion experienced extensive damage closing the facility. As of this date, the Company has submitted a claim for damages of $1.95 million dollars and has received a $350,000 advance from the insurance company. The Company intends to on rebuilding the Rogers facility and resume operations during the first half of 1997 and hopes to settle the second fire claim in the near future. Although the Company has established alternate supply sources and is currently meeting its customers minimum requirements, it will require the Rogers facility to come back on line or find additional external supply sources to provide the quality, consistency, and the volume of plastic required for the Company to continue to increase composite sales to a level required to attain profitability.

Cost of goods sold was $7,822,154 for 1996 compared to $6,183,924 for 1995.
The increase in cost of goods sold was primarily attributable to increased sales and increased raw material and labor costs associated with the less than desirable operating efficiencies at the Junction facility. The Company's material and labor costs were adversely impacted by the quality and consistency of the outside vendor raw material plastic that it had to utilize due to the Rogers fires. In addition, these costs increased in both real dollars and as a percent of sales due to the excessive scrap rates and the inefficient utilization of the regrindable scrap.

Significant operating expense categories were as follows:

        Expense Category                 1996        1995
        ----------------                 ----        ----
        Payroll and payroll taxes    $3,043,797  $2,169,987
        Depreciation                  1,194,406   1,043,804
        Raw Materials                 1,077,054     858,058
        Other                         2,506,897   2,112,075
                                     ----------  ----------
        Total                        $7,822,154  $6,183,924
                                     ==========  ==========

Selling, general and administrative expenses during 1996 were $1,687,697 compared to $1,356,244 for 1995. The increase in selling, general and administrative expenses was primarily attributable to increased salaries and professional fees. In addition, the Company began a more extensive marketing program for its ChoiceDek/TM/ products with the goal of increasing distribution and sales.

The net loss for 1996 was $2,897,032 or a net loss per weighted average common share outstanding of $.15. This compares to a loss of $2,756,263 or a net loss per weighted average common share outstanding of $.17 for 1995. The 1996 loss did include a one-time charge of $129,767, which related to a write-off of damaged equipment and leasehold improvements lost in the December fire in Rogers.

Through 1995, the Company's plastics reclamation facility was involved in sales of recycled plastics to third-party film manufacturers. The materials desired by these customers required substantial processing beyond that necessary to produce raw materials for the composites facility and efficiencies of scale were never attained. This, coupled with increased sales of the Company's composite products and the composites division's increased raw material requirements prompted the Company, in the first quarter of 1996, to discontinue reclamation of plastics for sale to third-parties and dedicate all of the plastic facility's production to providing materials to the Junction operation. In connection with this restructuring of the plastics reclamation plant, the Company exchanged certain equipment, previously utilized to produce plastics for sale to third parties, for other equipment which was utilized to produce raw-materials, and for additional equipment necessary to complete the installation of a third production line at the Company's composite facility.

Composites sales for 1996 were limited by equipment and manufacturing problems caused by tramp metal getting into both the extrusion systems and raw material processing systems during the second half of 1996. This evaded the Company's cleaning and safety systems and resulted in downtime, maintenance and repair costs, and increased scrap rates. Law enforcement agencies are currently investigating whether these incidents were intentional.

Liquidity and Capital Resources

At March 31, 1998, the Company had a working capital deficit of $4,269,120 compared to a working capital deficit of $3,117,649 at December 31, 1997. Interest expense also increased during the first quarter $158,567 compared to $35,559 for the prior year's comparable period. Also, the Springdale facility did not produce significant amounts of saleable products during the quarter ended March 31, 1998. The Company has continued with reduced composite extrusion production at the Springdale facility during May 1998 but intends to further increase production levels with the addition and startup of a fifth composite extrusion line during the second quarter 1998, which will complete its $2.1 million phase one expansion plan. Management's strategy will then be to attempt to significantly reduce or eliminate the negative working capital deficit, through a combination of debt restructuring and equity financing. Coupled with hopefully improved cash flows from operations attributable in part to additional sales from the new Springdale production. There can be no assurance the Company will be successful in these efforts.

At December 31, 1997, the Company had a working capital deficit of $3,117,649 compared to a working capital deficit of $892,995 at December 31, 1996. The deficit is primarily attributable to the Company's delays in obtaining positive cash flows from operations, in conjunction with expenditures for ongoing manufacturing expansion. Of such deficit, involving total liabilities of approximately $5.2 million as of December 31, 1997, $1.9 million was to the Company's major shareholder, $1.3 million was a short-term bridge loan attributable to the Notes (which liabilities has increased to $2.51 million at May 21, 1998), and approximately $1.5 million was in payables, of which a significant portion reflects the ongoing construction in progress of the Springdale facility. Trade payables were $346,887, or 28% higher than a year ago also due to the Company's $2.1 million capital expenditure program.

Cash and cash equivalents decreased $37,328 in 1997. Significant components of that decrease were: (i) cash used in operating activities of $466,548, which consisted of the net loss for the period of $1,156,020 reduced by depreciation and amortization of $1,192,785, increased by the extraordinary gain of $757,644 and reduced by other sources of cash of $254,331; (ii) cash used in investing activities of $376,423, and (iii) cash provided by financing activities of $805,643. Payments on notes during the period were $727,585 and proceeds from the issuance's of notes amounted to $1,304,229. At December 31, 1997, the Company had notes payable, net of debt discount, in the amount of $2,272,419, of which $1,684,007 were current notes payable, net of debt discount, or current portion of long-term debt. Of such $1,684,007, $1,550,345 or 92% was to the major shareholder and other investors closely associated with the Company.

During the second quarter of 1996 the Company began an expansion project at the Junction, Texas facility and added a third extrusion line in an attempt to positively address increasing sales and a growing customer order backlog. The Company expended approximately $800,000, which was completed in 1997. The Company also initiated a new paint system, and the addition of a second extrusion facility during 1997, in conjunction with rebuilding a portion of its plastic processing functions. To finance these expansions, in addition to providing additional working capital, the Company completed a private offering in January and March 1997 to qualified foreign investors under Regulation S of the Securities Act of 1933 with the issuance of 977,367 shares of Class A Common Stock. Net offering proceeds consisted of $228,999 in cash. As part of the offering, the Company issued 150,466 Class I Warrants to the placement agent. The Class I Warrants expire three years from the date of issue and are exercisable at prices from $0.31 to $0.56 per share of Class A Common Stock for each Class I Warrant exercised.

In November 1997, the Company issued $1.3 million in Notes. Net offering proceeds consisted of $1,131,000 in cash. Interest is at 12% and payable in cash or Class A Common Stock, at the Company's option. The bridge loan also allows for warrants to acquire 2,600,000 shares of Class A Common Stock for five years at $0.375. The Company also issued 156,000 warrants to The Zanett Securities Corporation as the placement agent and entered into a right of first refusal loan financing agreement for up to an additional $2.2 million for two years.

In February and April 1998 the Company borrowed an additional $800,000 and $410,000, respectively, under such agreement in order to maintain its complete in construction and expansion program. Interest was at 12% and 2,420,000 consulting warrants were issued at $0.375 and 145,200 warrants were issued to the placement agent.

The Company is also currently pursuing up to a $2.5 million, low interest job creation financing through a state economic development agency for acquisition of and further expansion of the new Springdale facility. The Company's current and ongoing capital expansion program to complete the startup of the new Springdale facility with two additional extrusion lines and a second moulding department is estimated at $2.1 million, of which 959,060 had been expended as of December 31, 1997.

The Company maintains an accounts receivable factoring agreement for up to $700,000 through Marjorie S. Brooks, a major stockholder. The terms of this agreement call for the factor to advance 99.12% of the total of invoices presented by the Company and for the Company to indemnify the factor against loss of the amounts advanced. In January 1998 the major stockholder, which finances the factor, was granted 700,000 consulting warrants (the "Financing Warrants") at market ($0.875) for renewing and continuing the financing for the Company.

The Company believes that if it can further improve and streamline the extrusion production rates and efficiencies it is currently experiencing as it adds additional production capacity at its new Springdale facility, it should be able to achieve a level of operations in periods subsequent to the first quarter of 1998 which will generate positive cash flows from operations and which will significantly reduce or eliminate the need for additional sources of capital to support its operations, although it will require additional financial resources to fund maturities of debt which are due within the next twelve months. There can be no assurance that such improvements in production efficiency or capacity will be achieved in a timely manner by the Company.

If the Company is unable to achieve and maintain a successful level of operations in the near future or unable to secure additional debt or equity financing to provide support to ongoing operations, or were it to be assessed the Mobil legal claims described in Note 11 to the financial statements, it is likely the Company will be unable to continue as a going concern. (See Note 2 to the accompanying financial statements)

                                   BUSINESS

GENERAL

Advanced Environmental Recycling Technologies, Inc., ("AERT" or the "Company") was founded in 1988, by the Brooks family and associates of Springdale, Arkansas. Since inception, the Company has developed, patented, and commercialized several new technologies and products, which significantly advances state-of-the-art reclamation of polyethylene plastic scrap and related manufacturing processes. AERT produces an innovative line of composite building materials, which are primarily marketed to the national door and window component market, the heavy industrial flooring market, and the residential decking market. The Company utilizes its proprietary and patented technologies to produce a growing line of moisture-resistant and dimensionally stable, engineered composite building materials which were marketed under the trade names MoistureShield/TM/ and ChoiceDek/TM/. Since inception to March 31, 1998, the Company has generated net sales of $29,426,665, as component parts primarily into the U.S. residential homebuilding market. The Company is currently comprised of two separate, yet interrelated manufacturing facilities; the Composites Manufacturing Units located in Junction, Texas, and Springdale, Arkansas, which manufactures and markets its engineered composite building materials made from reclaimed plastics and by-product wood fibers, and the Plastics Reclamation Unit located in Springdale, Arkansas, which reclaims waste plastics, processing various LDPE and HDPE materials that are used as feedstocks in the composite manufacturing process. The Company also utilizes outside contract processors for a portion of its recycled plastic requirements.

AERT's advanced composite materials recently received United States patent allowance and exhibit numerous advantages over traditional wood and synthetic materials. These engineered composite materials are competitively priced, and through independent testing, have been shown not to rot, crack, warp or absorb moisture as compared to wood. In addition, the products are impervious to insects, do not require chemical or preservative treatments, and exhibit superior fire retardancy as compared to competitive grades of wood. They can be welded and fused by heat, nailed, screwed, sawed, or drilled, and with minimal additional machining, can be formed into any desired shape. The Company markets its engineered composite building materials under the trade names MoistureShield/TM/, LIFECYCLE/TM/, and ChoiceDek/TM/ and markets these products into three areas; 1) the door and window component market, 2) the heavy industrial flooring market, and 3) the high-end residential and commercial decking market. The Company's MoistureShield/TM/ and ChoiceDek/TM/ products are now rapidly gaining increased market acceptance in the growing field of engineered wood products.

The Company employs a four-part business strategy: (1) it utilizes low-cost waste products and internally-produced products as raw materials; (2) it configures its production facilities so that it can economically manufacture a broad range of products on the same equipment in short production runs; (3) it maintains a high level of technical and product support for its customers and places a major emphasis on quality control and consistency in regard to its products; and (4) its marketing program identifies and sells to niche markets with defined needs in which the Company believes it can be prominent or dominant. The Company markets its products through direct customer relationships utilizing management and internal sales personnel, and places a high emphasis on maintaining strong working relationships with its customers. The Company's decking products are marketed through an exclusive North American marketing agreement with Weyerhaeuser Building Materials Distribution in certain markets. In early 1998, AERT was awarded "Preferred Supplier Status" by Weyerhaeuser BMD for its ChoiceDek/TM/ decking line.

THE COMPOSITES UNIT

The Company's initial Composites Manufacturing Unit is located in Junction, Texas, and the Company recently opened the initial phases of a second facility in Springdale, Arkansas. The Company uses cedar fiber at the Texas facility and will use hardwood fiber at the Arkansas unit. The composite materials are hard, dense, short-grained substances with a dark, speckled surface appearance depending on the wood fiber. Because of their plastic content, the composites can be engineered for moisture resistance, do not require preservative or chemical treatments like traditional wood, can be designed and extruded to customer specifications to minimize waste, and are less subject to rotting, cracking, warping, insect infestation and water absorption than conventional wood materials. Because of the wood fiber content, AERT composites are less subject to thermal contraction or expansion and display greater dimensional stability than conventional plastic materials for such applications. The composites are denser than the straight-grained, clear grades of wood from western United States forests, which are traditionally used in the building applications for which AERT's products compete.

The composites manufacturing process involves proprietary and patented technologies and specialized manufacturing equipment, custom-built or modified for the Company's purposes. It utilizes recycled plastics and wood-filler materials and, in certain cases, special additives or virgin plastics in varying mixtures, which can be formulated, based on the customer's desired end-product characteristics. A key advantage of the Company's process is the ability to utilize plentiful, low-cost raw material components, encapsulate the wood fibers in the plastic and create a consistent material, free of foreign matter, which can be extruded and or machined into a desired shape while the end product maintains many properties similar to traditional wood materials.

The Composite Manufacturing Units are comprised of a wood fiber raw material processing department, a composite extrusion department, a millwork and fabrication department, and a priming and paint department. Most of the milling and painted MoistureShield products will be shifted over the next 12 months to the new Arkansas facility, which is intended to allow the Texas facility to increase ChoiceDek/TM/ production. The raw materials processing department consists of wood fiber cleaning, drying, grinding and storage equipment; the extrusion departments will shortly each consist of three extrusion and downstream production lines (although the Arkansas lines will have larger capacities); the millwork departments will also shortly each consist of two moulding and end-work lines; and the new Springdale painting department consists of inspection, preparation and a painting and drying line. The Company has recently upgraded the painting department with a larger and improved painting system at the Springdale facility, which was started up during the first quarter of 1998. This line is designed to enhance the quality of the surface finish and allow the Company to introduce an additional high end product line in the near future which will be marketed as MoistureShield Plus.

In May 1995, the Company entered into an exclusive marketing and distribution agreement with a division of Weyerhaeuser, Inc. ("Weyerhaeuser") for sales of its LIFECYCLE/TM/, line of extruded decking components, which are primarily targeted towards the high-end residential housing market. Weyerhaeuser currently markets the product under the Company's trade name, ChoiceDek/TM/, in a limited number of its 80 distribution and reload centers primarily in the southwest, West Coast, and western mountain regions of the United States. During the past year, the Company has not been able to increase its decking sales due to production limitations. The Company intends to continue to grow and add additional Weyerhaeuser distribution as production increases, and to expand its distribution within its established markets.

Due to increased composite sales demands, the Company is currently working to expand its composite manufacturing capacity by the addition of up to 3 additional larger extrusion lines in the near future at the Springdale facility.

THE PLASTICS RECLAMATION UNITS

The Plastics Reclamation Unit was originally located in Rogers, Arkansas and was initially established to develop and commercialize plastic recycling technology primarily to serve as a dependable, cost-effective source of plastic raw materials for the Composites Manufacturing Unit. The Rogers facility suffered two extensive fires in 1996 and ceased operations in December 1996. The Company began activities at its Plastics Reclamation Unit in 1990. Since that time, the Company has further developed and patented its proprietary waste plastics reclamation technologies which allows it to recover waste plastics from the by-product of paper recycling mills, as well as certain waste plastic from post-consumer or industrial plastic films. (See "Supply and Pricing of Raw Materials") Secondary fiber recovery mills recycle paper and polyethylene-coated paperboard to recover the paper fiber through a process known as hydropulping. The by-product of the hydropulping process is a water-saturated mixture of polyethylene and unrecovered paper fiber, which most such mills currently dispose of without further processing. Using certain plastics recycling technologies, which such paper recycling companies do not generally have available, the Company has been able to economically recover polyethylene suitable for use in its composite manufacturing process.

In 1991, while continuing to develop its initial plastic recycling technology, the Company entered into a technology development agreement with The Dow Chemical Company for the purpose of further developing and commercializing the Company's plastic reclamation technology for additional applications of polyethylene films. The Company received an initial 10 million pounds market development order from Dow in 1992 for recycled plastic. However, when federal recycling legislation and market development waned for recycled plastic that order was restructured in 1994 allowing the Company to significantly reduce indebtedness. Pursuant to the restructuring, Dow forgave approximately $879,000 in debt from the Company in lieu of purchasing the remaining portion of the recycled plastic. Following the restructuring and completion of the Dow contract, the Company began utilizing production capacity not required for processing raw materials for the Composites Manufacturing Unit to produce other types of materials for sale to manufacturers of grocery bags, trash bags, and other manufacturers of plastic goods desiring recycled content in their products.

Through 1995, the Company's plastic reclamation facility was involved in sales of recycled plastics to third party film manufacturers. The materials desired by these customers required substantial processing beyond that necessary to produce raw materials for the composites facility and sufficient efficiencies of scale were never attained. This, coupled with increased sales of the Company's composite products, and the composites division's increased raw-material requirements, prompted the Company, in the first quarter of 1996, to discontinue reclamation of plastics for sale to third-parties and dedicate all of the plastic facility's production to providing materials to its Junction composites operation. In connection with this restructuring of the plastics reclamation plant, the Company exchanged certain equipment, previously utilized to produce plastics for sale to third-parties, for other equipment which was utilized to produce raw-materials and for additional equipment necessary to complete the installation of a third production line at the Company's composite facility.

The Company experienced a series of extensive fires that caused substantial damage during the last half of 1996 at its Rogers, Arkansas plastic reclamation facility. These fires in September and December of 1996 set back the Company's plastic reclamation program and limited composite sales growth. The facility is currently being rebuilt and the Company has begun establishing a national supply network for polyethylene. The Company is also currently negotiating with several large waste polyethylene generating plants to enter into long term supply commitments. These fires have been determined to be arson by authorities and an investigation is ongoing. The Company moved its LDPE plastic processing function to a new facility in Springdale, Arkansas, and commenced operations in late 1997. The Company intends to further increase internal LDPE production during 1998.

SUPPLY AND PRICING OF RAW MATERIALS

The Company's composites are currently manufactured from cedar fiber, polyethylene industrial and post-consumer film scrap and ground industrial and post-consumer high-density polyethylene containers as well as other sources of consistent polyethylene waste products. In addition, the Arkansas facility will shortly utilize hardwood fiber as its wood source. AERT has entered informal supply agreements for the cedar fiber and a portion of the waste plastics used in its composite manufacturing process, although it is the Company's intention to enter into additional supply agreements in the future. The Company currently purchases raw materials from sources, which it believes are dependable and adequate for its short-term manufacturing requirements and the Company believes suitable alternative sources are available. Additional raw material supply sources of both plastic and wood fiber will be required for the Company to continue to increase composite production and sales. The Company is currently working to enter formal supply agreements for both additional plastic and fiber supplies. However, a significant disruption of supply arrangements, a reduction in raw material consistency or quality or significant increases in raw material prices could have a material adverse effect on AERT's operations as recently experienced with the Rogers, Arkansas fires.

     Cedar Fiber. The composite facility is located near four cedar mills which extract cedar oil for perfumes and industrial detergents and dispose of the cedar fiber as a by-product of their operations. It is also sold by said mills in some instances as a horse stable bedding, or a drilling mud bridging agent. The Company, in the past, has purchased all of the wood fiber required for its manufacturing purposes from these mills. Although the Company believes it has access to sufficient supplies of cedar fiber to supply its initial customer requirements; the Company has manufactured its composite material with other types of wood fibers. The Company has commenced a testing program with hardwood waste, and believes that a number of substitute wood fibers could be satisfactorily used in its manufacturing process and that other sources are currently available. The Company intends to begin manufacturing a portion of its OEM products with wood fibers other than cedar at the new Springdale facility. As the Company's ChoiceDek/TM/ product line continues to grow, additional cedar fiber will be required of which there is no commitment at this time.

     Hardwood Fiber. The Springdale facility is located in the Ozark Mountain area with numerous hardwood mills and manufacturers. The Company has currently established a minimum of two hardwood suppliers for the Springdale facility.

     Recycled Plastics. The cost of recycled waste plastics for use in the composites manufacturing process has been subject to significant market and quality fluctuations over the past several years and the Company has experienced supply problems associated with contaminated plastics in the past. In an effort to reduce its exposure to price volatility, inconsistent quality, and potential supply disruptions, the Company in 1990 developed its own patented plastic recycling technologies and established the waste Plastics Reclamation Unit in Rogers, Arkansas to assure itself of a cleaner, more dependable, and consistent supply of plastic raw material for its composite manufacturing operations. The Company recently commenced its LDPE processing function at a new facility in Springdale, Arkansas. The Company has also recently established several additional plastic supply sourcing relationships in order to broaden its sources of supply.

The Company's plastics manufacturing processes primarily focus on recycling the following polyethylene films for use in the composites manufacturing process:

    - Low Density Polyethylene ("LDPE") poly coatings or linings from recycled bleached food-board, which are generated from the hydropulping process;
    - High Density Polyethylene ("HDPE") and Linear Low Density Polyethylene ("LLDPE") mixed plastic grocery bags from supermarket and store collection programs; and
   -    HDPE ground container material.

These films are highly contaminated with paper and other non-plastic materials, which makes them less desirable for traditional plastic uses, and thus lessens their value to producers of recycled plastics. However, plastic used for the Company's Composites Manufacturing Unit does not require the purity, extensive cleaning, additional washing and melt filtration associated with conventional plastics, and can be processed faster and more economically. Further, the contaminated plastics are acquired by the Company at minimal costs, primarily only the freight charges. By focusing on contaminated plastics, the Company is able to process these materials through its Plastics Reclamation Unit and produce an acceptable lower-cost feed stock for the composites facility. The Company believes that it has adequate and reliable sources of LDPE hydropulp and HDPE/LLDPE mixed plastic grocery bags for the near future once its internal plastic reclamation facilities recommence full-scale operations. The Company also from time to time purchases plastic, if available at reasonable costs and quality, from outside sources, such as brokers or other plastic recyclers, to supplement the above-described sources.

MARKETING AND SALES


The Company has directed its initial marketing activities to specialized market segments in the building and construction industry in which cost and physical characteristics place AERT's composite products, such as the subsurface component pieces of standard door and window products, at a competitive advantage over alternative conventional materials and in which the current weaknesses of composites (for example, certain of its strength and aesthetic characteristics) are not critical disadvantages. The Company also markets a growing line of primed and painted window parts that substitute for wood and wood clad components. The Company has developed an extensive customer base in the national door and window market, and with Weyerhaeuser BMD, primarily through members of management, and strives to maintain strong customer relationships.

To the extent a prospective customer currently uses wood for such component pieces, the Company emphasizes the "value-added" potential of its MoistureShield/TM/ composite product which, unlike competing wood products, can be engineered to incorporate certain desired end-product characteristics. The Company also calls the prospective customer's attention to the savings in time and expense that can be achieved by designing into the equipment used in the extrusion process and much of the millwork required in the customer's finished product. In addition, the Company emphasizes the customer's avoidance of the chemical treatments and in plant volatile organic compounds requirements often necessary to give competing wood products rot resistance and durability and the customer's avoidance of the substantial scrap wood or sawdust waste-product typically generated in the sawing and milling process. The Company also stresses the additional durability and performance of its products, which allows its customers to extend the lifetime or warranties of their products.

MoistureShield/TM/ composites have been previously marketed primarily to companies that manufacture products for use by the construction industry in new home construction and home improvement work. The construction industry is subject to significant fluctuations in activity and periodic downturns caused by general economic conditions. Reductions in construction activity could have an adverse effect on the demand for AERT composites; however, the Company believes that its market diversification program will reduce the effects that fluctuations in construction activity would have on the Company. The Company focuses heavily on products for the home improvement market, which often tends to increase in activity when housing starts decline, and the Company is further expanding its marketing focus and increasing its decking distribution with its ChoiceDek/TM/ products through Weyerhaeuser to accommodate a wider range of applications in order to avoid being totally dependent on one industry.

In May 1995, the Company entered into an exclusive marketing and distribution agreement with a division of Weyerhaeuser for sales of its LIFECYCLE/TM/ line of extruded decking components, which was primarily targeted towards the high-end residential housing market. Weyerhaeuser currently markets the product under the Company's trade name, ChoiceDek/TM/, in a limited number of its distribution and reload centers throughout the United States and Canada. The Company intends to further increase distribution and add additional markets during 1998 while continuing to increase sales in its initial decking markets. Weyerhaeuser markets ChoiceDek/TM/ primarily through independent contractor oriented lumber dealers. Additional home center distribution is planned for limited markets in 1998. ChoiceDek/TM/ is promoted through displays at regional and local home, lawn and garden shows as well as store demonstration displays and marketed via a web site on the Internet. The address is www.choicedek.com. The Internet site targets high-end contractors and architects.

The Company currently maintains a concentrated customer base. The Company is unable to predict the future size of the markets for its composite building products, however, the Company believes that the national door and window and residential decking material markets are significant. The Company believes that it can further penetrate these markets and/or expand sales to its existing customer base if the Company's goals for increased production capacity and efficiency are achieved. By focusing its marketing strategy on a limited number of large door and window companies, and by initiating sales of its new decking products through the Weyerhaeuser marketing and distribution agreement, the Company believes it can increase market penetration and sales without significantly increasing administrative overhead. To a lesser extent, the Company's marketing focus also utilizes outside commissioned sales representatives for a portion of its door and window and decking customers.

REDUCTIONS IN CONSTRUCTION ACTIVITY; INTEREST RATE SENSITIVITY

AERT composites will be marketed primarily to companies that manufacture products for use by the construction industry in new home construction and home improvement work. The construction industry is subject to significant fluctuations in activity and to periodic downturns caused by general economic conditions. Increased interest rates can lead to reduced homebuilding activity. Reductions in construction activity could necessarily have an adverse effect on the demand for AERT composites. The Company, therefore, places a major emphasis on components for customers in the home improvement market. However, the Company has recently expanded its marketing focus to accommodate a wider range of products and applications, and is continuing to increase market distribution.

INDUSTRY STANDARDS

ASTM and certain industry trade organizations have established general standards and methods for measuring the characteristics of specific building materials. Users of building materials (and frequently, issuers of building codes) generally specify that the building materials comply with such standards relative to the proposed applications. In regard to decking, many areas require independent testing of specific test criteria in order to qualify for building code approval. The Company has generated a substantial amount of independent test data regarding its products and has developed an extensive field history in conjunction with positive customer satisfaction for its components through its large OEM customers. In addition, the Company has submitted its decking products to extensive independent testing by certified laboratories. The Company has submitted its decking to and successfully passed numerous extensive testing parameters. The Company is currently finalizing such independent testing for submission to an evaluation service in order to receive a formal BOCA (blanket building code approval) rating for its decking products. The Company currently submits its testing data and allows the user to determine suitability for the application. The lack of such a standard (and the independent assurance of extensive testing, quality control and performance capability which compliance with accepted standards typically provide), may limit the market potential of the Company's decking materials in certain areas and make potential purchasers of such building materials reluctant to use them until independent certification is granted by a universally recognized approval agency.

The Company has accumulated significant product test data and begun the internal preparation of proposed guidelines for wood-plastic composite materials for certain decking construction applications for submission and evaluation for an independent BOCA approval rating. The Company intends to submit its application in the near future. The consideration and evaluation of proposed testing standards for BOCA is sometimes a lengthy process, typically requiring several months at a minimum. The Company may also have to submit to additional independent testing to gain approval. Management believes the Company's decking products can meet and conform to nationally recognized BOCA performance standards and intends to obtain an independent BOCA approval rating in the future for its decking products.

COMPETITION


In seeking to introduce MoistureShield/TM/ and ChoiceDek/TM/ composites as alternative building materials to high grade western pine and other woods, aluminum, high-performance plastics and other construction materials, the Company competes with major forestry product companies, aluminum fabricating companies, and major plastic and petrochemical companies. The conventional material manufacturers with which the Company must compete have, in many cases, long-established ties to the building and construction industry and have proven well-accepted products.

Many large competitors also have research and development budgets, marketing staffs and financial and other resources, which far surpass the resources of the Company. There can be no assurance that such competitors will not attempt to develop and introduce similar recycled composite materials. The Company must also compete in the building materials market with certain other plastics recyclers currently manufacturing recycled materials intended for similar building material applications, including decking and fencing. None of such recyclers, to the Company's knowledge, have achieved significant commercial acceptance to date, however, Mobil Oil Company entered the market in 1992 with a new composite products division and a decking and fencing product called Timbrex, which was recently renamed Trex. Mobil initiated a large national marketing and advertising program and attained significant distribution in the decking market. Mobil divested this division in 1996 to a group of Trex managers. The new company is called The Trex Co., LLC. Therefore, as of this date, Mobil Oil is no longer in this business, nor is it a direct competitor of the Company.

As the Company has developed its own plastics reclamation technologies, it has in certain instances been required to compete for raw materials with other plastics recyclers, or plastic resin producers, most of which are far larger and better established than the Company. However, management believes that its focus towards sources of contaminated polyethylene films that it recycles and uses in its composites business are less attractive to most producers of recycled plastics. As a result, the Company has not historically experienced significant competition for such raw materials, however the increasing market demand for composite products is now changing and several additional competitors are starting to show interest in poly waste. Further, the Company believes that the plastics reclamation processes it has developed for composite manufacturing business are targeted to the waste management needs of particular industrial waste generators, to plastic film wastes and to other plastic waste generators, whose potential as a recycling source is not being utilized to a significant extent by current plastics recyclers, rather than to post-consumer, source-separated plastic containers recycling processes, in which a substantially greater number of plastics recyclers compete for plastic waste materials. As it grows, the Company now expects to encounter new entrants into the composites or plastics reclamation business which could effect the Company's source of raw materials supply and who may have substantially greater financial and other resources than the Company and which may include beverage bottlers, distributors and retailers as well as forestry product producers, petrochemical and other companies. For example, The Trex Co., LLC is now competing with the Company for certain raw materials in connection with the production of its Trex product described above. This competition may cause the price of the Company's raw materials to rise somewhat in the future.

PATENTED AND PROPRIETARY TECHNOLOGY

The Company's composite manufacturing process and its development efforts in connection with waste plastics reclamation technologies involve patents and many trade secrets which are considered proprietary by the Company, as well as certain methods, processes and equipment designs for which the Company has sought additional patent protection. The Company has taken measures, which are designed to safeguard its trade secrets by, among other things, entering confidentiality and nondisclosure agreements. Should the Company's trade secrets be disclosed notwithstanding these efforts, the business and prospects of the Company could be materially and adversely affected. The Company has filed eighteen patent applications and has received issuance from the United States Patent and Trademark Office for thirteen patents, five of which relate to the Company's composite materials manufacturing operations and eight of which relate to its waste plastics reclamation technologies. The patent applications recently allowed relate to the Company's extrusion process, extrusion apparatus, and its continuous down streaming cooling and forming conveyor system, and its plastic reclamation process and equipment. The Company recently received a formal notice of allowance for its fourteenth patent. In February 1994, in litigation with Mobil Oil Corporation, a Delaware jury returned a verdict that four AERT patents on its composite product technology were invalid. (See "Legal Proceedings"). The Company's additional pending applications relate to additional manufacturing apparatus, the composite product composition and technology involving its film reclamation processes. There can be no assurance such additional patents will be allowed, or if allowed that they will not be challenged and invalidated. The cost of patent protection, and in particular, patent litigation is extremely high. The Company intends to take other steps reasonably necessary in the future to protect its existing technology and any technology, which may be subsequently developed. The Company may license its technologies to industrial users in the future if licensing terms can be agreed upon and if the Company believes it can preserve adequate demand for its own products.

EMPLOYEES

On March 31,1998, the Company employed 184 full-time personnel, 17 are executive or office personnel and 167 are full-time factory personnel. The Company, from time-to-time, employs additional persons on a part-time basis in its manufacturing operations. The Company anticipates that as its business expands it will employ additional management and factory personnel.

                                    PROPERTY

The Company conducts its composite products manufacturing operations from a 49,000 square foot manufacturing and storage facility on a seven-acre site in Junction, Texas. The grounds and a 10,500 square foot building are leased from Marjorie S. Brooks, a major shareholder, under an agreement that expires April 30, 2001. The Company owns the building improvements located on the site and currently pays a monthly rent of $1,519 for the lease. The Company believes that the Junction facility is currently suitable for its composite materials manufacturing requirements, however, the Company is evaluating ways to establish additional composite capacity.

The Company's original plastic reclamation facility was located in Rogers, Arkansas, where the Company leased 17,000 square feet for its manufacturing and warehouse facility and adjacent office space. This facility was being occupied under the provisions of a production lease that expired January 1, 1997 and contained five automatic renewal options of one year each. The lease agreement did not require any minimum lease payments, but required payments based on plant production at a rate of $.02 per pound. The Company paid no rent for this facility during the year ended December 31, 1997. The Rogers facility is currently being rebuilt and the Company intends to renegotiate and enter into a revised lease and manufacturing agreement during 1998.

The Company's Springdale, Arkansas manufacturing facility consists of 103,000 square feet and is located on 10 acres with a rail siding in the Springdale Industrial District. The facility has dual sprinkler systems and houses the Company's corporate offices. The Company currently leases the facility for $19,000 per month and has an option to purchase for $1.8 million. The Company is currently evaluating buying said facility during 1998.


                               LEGAL PROCEEDINGS

In June 1992, Mobil Oil Corporation ("Mobil") commenced an action against the Company in the United States District Court for the District of Delaware entitled Mobil Oil Corporation v. Advanced Environmental Recycling Technologies, Inc. In its complaint, Mobil sought entry of a declaratory judgment that: (a) AERT is without right or authority to threaten suit against Mobil or its customers for alleged infringement of AERT patents; (b) the AERT patents are invalid and unenforceable, and (c) Mobil has not infringed the AERT patents through any products or method. Mobil seeks no monetary damages in this suit, but does seek reimbursement of its attorneys' fees.

In December 1992, the Company answered Mobil's Complaint. In its Answer, the Company denied Mobil's claims and asserted counterclaims against Mobil and three Mobil executives for: (1) an illegal combination or contract in restraint of trade in violation of federal antitrust laws; (2) a pattern of intentional misconduct constituting an attempt to monopolize in violation of federal antitrust laws; (3) breach of a confidential relationship between Mobil and the Company; and (4) unfair competition. The Company sought monetary damages, punitive damages and injunctive relief. Mobil filed an answer to AERT's counterclaims, denying any liability. The Delaware Court then bifurcated the trial into patent and non-patent issues and ordered the patent issues tried first.


In February 1994, after a trial on the patent issues, a Delaware jury returned a verdict that four AERT patents on its composite product technology were invalid. The jury also determined that Mobil had not infringed two of the four patents, which AERT had asserted against Mobil. The jury verdict answered a number of interrogatories on the factual issues, and rendered advisory findings for the Court on Mobil's allegation that AERT had obtained its patents by inequitable conduct. Thereafter, the Judge adopted the jury's advisory findings on inequitable conduct and held that each of the four AERT patents were unenforceable for failure to disclose certain alleged prior art to the patent office during patent prosecution.

Because of the nature of certain of the jury verdict interrogatory responses, AERT's counsel concluded that the verdict was adversely affected by improper conduct by Mobil counsel during trial, and false statements of law and fact made during closing argument, that caused the jury to misapply the law on inequitable conduct and to render clearly erroneous findings. Consequently, AERT moved for a new trial. That motion was denied. The Company's additional post-trial motions were also denied by the Delaware Court. On March 14, 1995, the Company filed a sealed motion with the Court based upon newly discovered evidence, which alleges prejudicial misconduct by Mobil prior to the trial. The motion also brings to the Court's attention, evidence which the Company believes was intentionally withheld from it in direct defiance of the Delaware Court's January 4, 1994 Motion to Compel, prior to the trial. It also brings to the Court's attention, an official government safety approval document which was altered prior to submission to AERT during pre-trial discovery, which also relates to a portion of the alleged withheld discovery documentation. The motion seeks further discovery into Mobil's misconduct and a new trial. In December 1995, the Company also moved to supplement its pending March 14, 1995 Motion with additional tampered evidence and discovery misconduct by Mobil. The March 14, 1995 Motion is currently stayed before the Delaware Court. The Company filed an appeal with the U.S. Court of Appeals on July 10, 1995 on the initial trial arguments. In January 1996, oral arguments were presented before the U.S. Court of Appeals. In June 1996, the U. S. Court of Appeals reversed a portion of the earlier ruling that two of the patents were invalid, and that Mobil did not infringe. The Company did not further appeal this issue to the Supreme Court. Should the Delaware Court deny the Company's pending Prejudicial Misconduct Motion, the Company intends to follow-up with an additional appeal on these issues. Should the Court not rule in favor of the Company on such motions, all appellate processes available will be pursued. There can be no assurance that the Company will receive a more favorable outcome upon appeal.

In August 1994, Mobil filed a motion seeking an award of attorney's fees and costs in the amount of $2.7 million. On November 1, 1994, the Court ruled that the motion was premature and will not be considered at the present time. In January 1995, Mobil renewed its Motion for Attorney's Fees. In April 1995, the Court requested AERT to respond to Mobil's Motion. The Motion is currently stayed. The Company will vigorously defend against Mobil's claim for attorney's fees and costs; however, there can be no assurances as to the outcome of this litigation. The Company at present cannot predict when the Mobil motion for attorney's fees and the AERT prejudicial misconduct motion for a new trial will be addressed by the Delaware Court. The Company has not recorded any liability related to such litigation at December 31, 1997 or March 31, 1998. Mobil Oil divested its composites business in 1996 and no longer directly competes with the Company.

In a related matter, the Company recently received a formal notice of allowance from the United States Patent and Trademark Office concerning a related product by process patent application, which has been pending throughout the litigation. This is an application, which was filed on the same date as those currently in litigation, although substantial additional disclosures have been made.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of the Company are as follows:


NAME                  AGE  POSITION
----                  ---  --------

Sal Miwa               41  Chairman of the Board
Stephen W. Brooks      41  Chief Executive Officer and Director
Joe G. Brooks          42  President and Director
J. Douglas Brooks      38  Vice President of Plastics
Grant Martin           49  Chief Operating Officer
Marjorie S. Brooks     62  Secretary, Treasurer and Director
Jerry B. Burkett       41  Director
Peter Lau              43  Director
Dr. James H. Culp      52  Director

Chairman of the Board and Chief Executive Officer Jim G. Brooks passed away unexpectedly on January 16, 1996.

On January 30, 1996, Sal Miwa was elected as its Chairman by the Company's Board of Directors to serve the remaining term of the late Jim Brooks. Mr. Miwa has been an outside director of the Company for the past two years. Sal Miwa is President of Optro-Mechanics (USA) Corporation, an import-export firm located in Pearl River, New York. For the past 15 years he has been engaged in various international businesses and serves as a director and an officer of various other family owned businesses located in U.S., Japan, and Europe. He received his Science Master degree in Aerospace Engineering from the Massachusetts Institute of Technology.

Stephen W. Brooks was appointed to the Board of Directors of the Company on January 30, 1996 and elected Chief Executive Officer on August 26, 1996. Mr. Brooks is President of Razorback Farms, Inc., a Springdale, Arkansas based firm that specializes in vegetables for processing. Mr. Brooks also serves on the Boards of Razorback Farms, Inc. and The Ozark Food Processors Association.

Joe G. Brooks has served as President, Chief Executive Officer (until September 28, 1993) and a director since the Company's inception in December 1988. From July 1985 to December 1988, Mr. Brooks also served as President and a director of Juniper Products, Inc. (July 1985 - February 1987) and served as an independent consultant to Juniper Industries, Inc. (February 1987 - December
1988), artificial firelog manufacturing entities in Junction, Texas. See "Certain Transactions." From October 1984 to July 1985, Mr. Brooks served as President of Southern Minerals and Fibers, Inc. ("SMF"), a producer of drilling mud and fluid additives.

J. Grant Martin joined the Company on February 24, 1997. As Chief Operating Officer, he assumes day-to-day control and operating responsibilities over the Company's composite manufacturing facility in Junction, Texas. Mr. Martin has extensive technical and manufacturing experience with companies in the United States and overseas. Mr. Martin was previously employed as Vice-President of operations of a large Texas manufacturing facility and prior to that served as a Vice-President of Operations for a national engineering testing company.

J. Douglas Brooks is currently Vice President of Recycled Plastics and manages the plastic supply and processing side of the Company. Mr. Brooks also served as an independent consultant to Juniper Industries, Inc. from April 1987 to the present and as Vice President of SMF from September 1984 to April 1987.


Marjorie S. Brooks served as Secretary, Treasurer, and a director since the Company's inception in December 1988. On March 9, 1993, Mrs. Brooks submitted her resignation as a director for personal health reasons but rejoined in 1995. Mrs. Brooks also serves as a director of Juniper Industries, Inc. and Razorback Farms, Inc., has served as Secretary and Treasurer of the Brooks Investment Co., a holding company for the Brooks' family investments, for more than the past thirty years, and has served as President of Haskell Foods, Inc. from 1981 to the present.


Jerry B. Burkett was appointed to the Board of Directors of the Company on May 17, 1993. Mr. Burkett has been a rice and grain farmer since 1979 and has been a principal in other closely held businesses.

James H. Culp received a B.S. Degree in Chemistry from the University of Alabama and Ph.D. Degree in Analytical and Nuclear Chemistry from Texas A&M University. Dr. Culp was an Assistance Professor at Texas A&M University Chemical Oceanography for two years before joining The Dow Chemical Company. Dr. Culp worked at Dow in research, manufacturing, business development, and supply chain for 23 years. His last responsibility at Dow was North American Supply Chain Director for Engineering Thermoplastics and North American Recycle Plastics Director. Dr. Culp retired from Dow in April 1996. He joined the AERT Board as Director of Technology in July 1996 and joined AERT as Special Board Assistant to the Chief Executive Officer in October 1996.

Peter S. Lau was appointed an outside director to the Board of Directors of the Company in April 1997. Mr. Lau is currently an associate of Heng Fung Capital, Inc. and Heng Fung Equities, Inc. (subsidiary of Heng Fung Holdings Company Limited, a Hong Kong public traded company and serves on the Board of Directors). Heng Fung Capital, Inc. is a Merchant Banking/Investment Banking Group, which focus on investments in the U. S. Prior to his association with Heng Fung Capital, Mr. Lau was the managing director for Ridgewood Partners, a New York based merchant banking group. Mr. Lau was also previously employed with Touche Ross & Co., certified public accounts, as a senior EDP Auditor. Mr. Lau is a graduate of the University of Hartford with a B.S. and M.S. in accounting. He is a member of the American Institute of Certified Public Accountants, New York Society of Certified Public Accountants, and Asian Financial Society.

Joe G. Brooks, Stephen W. Brooks and J. Douglas Brooks are brothers and are sons of Marjorie S. Brooks. There are no other familial relationships between the current directors and executive officers.


Each of the Company's directors has been elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

The Audit Committee of the Board of Directors consists of Peter Lau (Chairman), James H. Culp, and Sal Miwa. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

The Stock Option Committee consists of Jerry B. Burkett (Chairman), Sal Miwa, and Marjorie S. Brooks. The

Stock Option Committee administers the Company's stock option plans on behalf of the Board of Directors and approves stock options granted thereunder.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid by the Company during the three years ended December 31, 1997 to each executive officer of the Company whose aggregate cash compensation exceeded $100,000, and to the chief executive officer.

                           SUMMARY COMPENSATION TABLE


          Annual Compensation                  Long-Term Compensation
          -------------------                  ----------------------
                                                       Awards                          Payouts
                                                       ------                          -------

                                             Restricted    Securities            Long-term
Name and                            Other   AnnualStock    Underlying            Incentive    All Other
Principal Position    Year  Salary  Bonus   Compensation     Awards     Options   Payouts    Compensation
------------------    ----  ------  -----   ------------     ------     -------  ----------  ------------
Stephen W. Brooks     1997      $0    $0        $0             $0       250,000          $0            $0
Stephen W. Brooks     1996      $0    $0        $0             $0             0          $0            $0
Jim G. Brooks,        1995      $0    $0        $0             $0             0          $0            $0
 Chief Executive
 Officer (9/28/93)
 and Chairman of
 the Board of
 Directors


          AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1997
                     AND OPTION VALUES AT DECEMBER 31, 1997

                                                     Number of          Value of Unexercised
                         Number of             Unexercised Options      In-the-Money Options
                           Shares               At December 31, 1997    at December 31, 1997
                          Acquired     Value        Exercisable/             Exercisable/
Name                     on Exercise  Realized     Unexercisable             Unexercisable
-------------------------------------------------------------------------------
Stephen W. Brooks          0           $0        275,000/275,000            $0/$0


STOCK OPTION PLANS

In order to provide for disinterested administration of the Plans for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, the 1990 Plan also provides that outside directors will automatically receive annual awards of nonqualified stock options.

The Plans will be administered by a committee (the "Option Committee") of three or more directors to be appointed by the Board of Directors. Members of the Option Committee are not eligible to participate in the Plans except pursuant to the automatic award provisions for directors contained in the 1990 Plan. The Option Committee determines, among other things, the recipients of grants, whether a grant will consist of ISOs or nonqualified stock options or a combination thereof, and the number of shares to be subject to such options.

The Plans provide for the granting of stock options to purchase shares of the Company's Class A Common Stock at a price per share not less than the fair market value on the date of the option grant. ISOs may not be granted to an individual to the extent that in any calendar year in which options first became exercisable, the shares subject to ISOs first exercisable in such year have a fair market value on the date of grant in excess of $100,000; any excess number of options first becoming exercisable in such a calendar year will be deemed nonqualified options. No option may be granted under the Plans after the expiration of ten years from the date of Board approval of such Plan and no option may be outstanding for more than ten years after its grant.

Upon exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash or in shares of the Company's Class A Common Stock, or in a combination of both. The Plans permit the Company to lend to the holder of an option funds sufficient to pay the exercise price, subject to certain limitations. Generally, options may be exercised while the recipient is an employee or director, or within three months after termination of such status.

In accordance with the terms of the 1990 Plan, each of the outside directors received options for 25,000 Class A Common Shares and, on the fifth business day following the filing of the Company's annual report on Form 10-K for fiscal years ending thereafter, each of such outside directors received or may receive options for an additional 25,000 Class A Common Shares.

The federal income tax treatment of ISOs is generally more favorable to employees that the treatment accorded other options. Upon the exercise of an ISO, the employee does not recognize any income. Instead, upon disposition of the stock received, the employee is entitled to capital gain or loss treatment on the difference between the sales proceeds and the amount paid to exercise the ISO, provided certain required holding periods as described in section 422(a)(1) of the Internal Revenue Code of 1986, as amended, have been met. The tax treatment of an ISO is less favorable to the Company because the Company is not entitled to a tax deduction with respect to the grant or exercise of an ISO or with respect to any disposition of such shares after the required holding periods. The Company is entitled to a tax deduction for an amount equal to the ordinary income realized by an optionee in the event shares purchased under the Plans are sold before the end of the relevant holding periods.

In the case of nonqualified stock options, an optionee will not recognize income for federal income tax purposes when a nonqualified stock option is granted to him pursuant to the Plans. Generally, upon exercise of such option, he recognized ordinary income in an amount equal to the difference between the fair market value on the date of exercise of the stock he receives and the amount he pays to exercise the option. The Company is entitled to a tax deduction for an equal amount.

The Board of Directors may amend or terminate the Plans at any time, although the Board may not, without stockholder approval, increase the number of shares subject to the Plans, change the class of persons eligible to receive options under the Plans, or amend the provisions for automatic awards to outside directors.

LIMITED LIABILITY OF OFFICERS AND DIRECTORS

The Delaware Supreme Court has held that a director's duty of care to a corporation and its stockholders requires the exercise of an informed business judgment. Having become informed of all material information reasonably available to them, directors must act with requisite care in the discharge of their duties. The Delaware General Corporation law permits a corporation through its Certificate of Incorporation to exonerate its directors from personal liability to the corporation or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors, acting in such capacity, from monetary liability to the extent permitted by this statutory provision.
The limitation of liability provision does not eliminate a stockholder's right to seek nonmonetary, equitable remedies such as injunction or rescission to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations and there may be instances in which no effective remedy is available.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 1997, certain information with regard to the beneficial ownership of the Company's capital stock by each holder of 5% or more of the outstanding stock, by each director of the Company, and by all officers and directors as a group:


  Name and Address                 Title of    Number of Shares     Percentage of    Percentage of
of Beneficial Owner                Class (1)      of Common             Class        Voting Power
-------------------                --------        Stock(2)          Outstanding     ------------
                                                   -------           -----------        (2)(12)
                                                                        (2)(12)

Marjorie S. Brooks                Class A          9,773,665 (3)       25.8%           30.9%
P.O. Box 1237                     Class B            837,588 (4)       57.2%
Springdale, AR  72764

Joe G. Brooks                     Class A            649,642 (5)        1.7%            4.6%
HC 10, Box 116                    Class B            284,396           19.4%
Junction, TX 76849

J. Douglas Brooks                 Class A            596,333 (6)        1.6%            2.8%
P. O. Box 1237                    Class B            131,051            8.9%
Springdale, AR 72764

Jerry B. Burkett                  Class A            134,000 (7)         *               *
1908 Oak                          Class B              3,311             *
Stuttgart, AR  72160

Sal Miwa                          Class A            328,000 (8)         *               *
One Blue Hill Plaza, Suite 815
Pearl River, NY  10965-8667

Stephen W. Brooks                 Class A            645,116 (9)        1.7%            2.4%
P.O. Box 291                      Class B             89,311            6.1%
Springdale, AR 72765

Grant Martin                      Class A            200,000(10)         *               *
P. O. Box 1237
Springdale, AR 72764

Peter Lau                         Class A             25,000(10)         *               *
30 Wall Street, 11/th/ Floor
New York, NY 10005

R. A. Mackie & Co., L.P.          Class A          1,809,765(11)        4.8%            4.0%
And Robert Mackie
P. O. Box 380
Irvington, NY 10533

All officers and directors        Class A         14,161,521           37.5%           46.3%
as a group (six persons)          Class B          1,345,657           91.8%
* Less than 1%
====================================================================================================

(1) The Class B Common Stock is substantially identical to the Class A Common Stock, except that each share of Class B Common Stock has five votes per share and each share of Class A Common Stock has one vote per share.

(2) Beneficial ownership of shares determined in accordance with Rule 13d-3(d)(1) of the Exchange Act and includes shares underlying outstanding warrants and options which the named individual has the right to acquire within sixty days of December 31, 1997.

(3) Includes 2,602,940 shares owned directly, 493,645 in trusts controlled by Mrs. Brooks, 375,000 shares issuable upon exercise of stock options, 3,000 shares issuable upon exercise of Class B Warrants, 325,000 shares issuable upon exercise of Class C Warrants issued in connection with a $225,000 Bridge Note purchased in 1993, 3,974,080 shares issuable upon exercise of Class F and Class G Warrants issued in connection with a private placement of Class A Common Stock in May of 1994 and 2,000,000 shares issuable upon exercise of Class H Warrants.

(4) Includes 403,946 shares owned directly by Mrs. Brooks and 433,642 shares owned by two corporations controlled by Mrs. Brooks. (Razorback Farms, Inc. is the record owner of 312,320 shares and SMF is the record owner of 121,322 shares, representing approximately 21.3% and 8.3%, respectively, of the Class B Common Stock). Excludes additional shares owned by adult children of Mrs. Brooks, including Joe G. Brooks and J. Douglas Brooks, as to which she disclaims a beneficial interest.

(5) Includes 403,192 shares owned directly, 3,000 shares owned as custodian for Mr. Brook's minor child, 43,500 shares issuable upon exercise of Class B Warrants owned directly and as custodian for Mr. Brook's minor child and 33,333 shares issuable upon exercise of stock options.

(6) Includes 355,692 shares owned directly, 33,021 shares owned indirectly, shares issuable upon exercise of Class B Warrants and 200,000 shares issuable upon exercise of stock options.

(7) Includes 3,000 shares owned directly, 2,000 shares owned by Mr. Burkett as custodian for his minor child, 10,000 shares owned by a partnership controlled by Mr. Burkett, 19,000 shares issuable upon exercise of Class B Warrants directly and indirectly owned by Mr. Burkett and 100,000 shares issuable upon exercise of stock options.

(8) Includes 3,000 shares owned directly and 325,000 shares issuable upon exercise of stock options.

(9) Includes 370,116 shares owned directly, 20,000 shares owned indirectly, and 275,000 shares issuable upon exercise of stock options.

(10)  Represents shares issuable upon exercise of stock options.

(11) 420,000 shares of Class A common stock and 880,000 Class B Warrants owned by Mr. Mackie were purchased with his own personal funds in open market transactions. 7,000 shares of Class A common stock and 502,765 Class B warrants owned by R. A. Mackie & Co., L.P. were purchased with its working capital in open market transactions.

(12) Calculated based on 39,256,338 shares outstanding as of December 31, 1997, which includes 17,477,839 shares which any person has the right to acquire through the exercise of options and warrants within 60 days of December 31, 1997.

At December 31, 1997, there were 20,312,969 shares of Class A Common Stock and 1,465,530 shares of Class B Common Stock issued and outstanding. At that date, the directors, officers and 5% shareholders, as a group directly owned shares representing approximately 46.3% of the votes entitled to be cast upon matters submitted to a vote of the Company's stockholders, and Marjorie S. Brooks and corporations controlled by her owned shares representing approximately 30.9% of the votes entitled to be cast and may be in a position to control the Company.

                             CERTAIN TRANSACTIONS


In July 1993, the Company completed a $1.2 million private placement by issuing $650,000 in short-term notes, due June 29, 1994 and 650,000 Class C Warrants. Certain of such notes and Class C Warrants were issued to related parties, including the Company's major stockholder. The Class C Warrants, which are exercisable ratably into one share of Class A Common Stock at an exercise price of $3.00 per share, expire on June 29, 1998. In consideration of other financing and support provided by Marjorie S. Brooks, the expiration date of 325,000 Class C Warrants was extended by the Board of Directors to June 2003.
In May 1994, $600,000 of such notes were converted into Class A Common Stock as a portion of the consideration for May 1994 private placement offering described below.

In May 1994, the Company completed a private placement offering at market price to certain affiliated stockholders and noteholders with the issuance of 3,468,400 shares of Class A Common Stock, 3,468,400 Class F Warrants, and 3,468,400 Class G Warrants. Net offering proceeds of approximately $2,065,000 were received by the Company, consisting of $2,020,000 conversion of debt and accrued interest and $45,000 in cash. The Class F and Class G Warrants expire five years from the date of issuance and are exercisable at a price of $.61 and $.92 per share, respectively, for each share of Class A Common Stock purchased. In consideration of other financing and support provided by Marjorie S. Brooks, the expiration dates of 856,094 Class F Warrants and 2,986,590 Class G Warrants were extended by the Board of Directors to June 2004.

In 1995, in connection with an extension of a line of credit to the Company by its major stockholder, the Company's Board of Directors authorized the issuance of up to 2,000,000 of Class H Warrants on a one-for-one basis for each dollar advanced under the loan agreement and having an exercise price equal to the per share market value of the Company's Class A Common Stock on the date of such advances. While no, Class H warrants have been issued as of the date of this Prospectus, all authorized Class H Warrants are currently issuable and are expected to be issued in the near future. Upon issue, the Class H Warrants are exercisable at prices from $0.39 to $0.49 per share of Class A Common Stock for each Class H Warrant exercised. The Class H Warrants will expire in February 2005.

The Company has an agreement with an affiliate whereby the Company has agreed to transfer certain of its trade receivables as collateral, which the affiliate deems acceptable, up to $700,000 at any one time. Upon acceptance of a transfer of a receivable, the affiliate will remit to the Company 100% of the receivable, as defined in the agreement, and the Company shall remit to the affiliate 88% as a factoring charge. The Company will indemnify the affiliate for any loss arising out of rejections or returns of any merchandise, or any claims asserted by the Company's customers. During the first quarter of 1998 the Company transferred an aggregate of approximately $2,590,070 in receivables under this agreement. During 1997, 1996, and 1995, the Company transferred an aggregate of approximately $9,090,477, $7,317,000, and $5,852,000, respectively, in receivables under this agreement. Costs of approximately $73,718, $61,555 and $51,000 associated with the factoring agreement were included in selling and administrative costs at December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, accounts payable-related parties included the $533,796 discussed above and $602,476 relating to factoring charges and other miscellaneous items owed to related parties.

The Company has made various purchases from an affiliated company, which is also primarily owned by the majority shareholder, in the first quarter of 1998 totaling $84,721 (unaudited). In 1997, 1996, and 1995, purchases from the affiliated company totaled $121,020, $56,973, and $7,162, respectively. The purchases were primarily composed of labor and transportation expenses, which were at rates comparable to or below those in the market.

In April 1996, the Company issued 338,624 shares to an accredited investor for $200,000.

In January 1998, in consideration of renewal of the Company's $700,000 factor and receivable line, the Company issued 700,000 warrants at market ($0.875) to the major shareholder.

At March 31, 1998, the Company was obligated under a non-cancelable lease with a principal stockholder for land and building where a production facility is located. The lease has an expiration date of April 30, 2001, and rental payments of $1,519 per month.

In April 1998, an affiliated accredited investor loaned the Company $300,000 on a 6 month basis. Said investor received 100,000 consulting warrants and may convert said amount into equity via voluntary Class B warrant conversion in the near future.

In 1997 and 1998, an officer of the Company purchased two pickups for the Company's sales force utilizing his personal credit of which the balance remaining for such transactions of $16,889.30 and $9,056.21 and the officer realized no gain or compensation from this transaction.

                           DESCRIPTION OF SECURITIES

DESCRIPTION OF CLASS A COMMON STOCK

The Company is authorized to issue 50,000,000 shares of Class A Common Stock, $.01 par value. The holders of shares of Class A Common Stock are entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each share of Class A Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders of the Company. Upon liquidation or dissolution, holders of Class A Common Stock are entitled to share equally with holders of Class B Common Stock in the assets of the Company legally available for distribution to stockholders after satisfaction of any liquidation preferences of Preferred Stock. Shares of Class A Common Stock are not redeemable and have no preemptive, conversion or cumulative voting rights. All outstanding shares of Class A Common Stock are, and shares issuable upon exercise of the Warrants in accordance with their terms will be, upon issuance, fully paid and nonassessable.

DESCRIPTION OF CLASS B COMMON STOCK

The Company is authorized to issue 7,500,000 shares of Class B Common Stock, $.0 1 par value, all of which have been issued; 7,103,655 shares of Class B Common Stock are outstanding as of April 15, 1993 and 396,345 shares of Class B Common Stock had been converted to Class A Common Stock as of such date and are not available for reissuance. Each share of the Class B Common Stock will convert at any time at the option of the holder thereof into one share of the Company's Class A Common Stock. Each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon its sale or transfer to any person other than another holder of Class B Common Stock, and upon the death of the holder thereof if not transferred by bequest or inheritance to another holder of Class B Common Stock. The Class B Common Stock is identical in all other respects to the Class A Common Stock of the Company except that on every matter submitted to a vote of the Company's stockholders each share of Class A Common Stock entitles the registered holder to one vote, while each share of Class B Common Stock entitles the registered holder to five votes. An aggregate of 5,625,000 shares of the Class B Common Stock were escrowed by the holders thereof at the time of the Company's initial public offering in November 1989 and are subject to forfeiture if certain Company earnings levels or Class A Common Stock price levels are not attained. (See "Principal Stockholders -Escrow Shares.") Upon liquidation or dissolution, holders of Class B Common Stock are entitled to share equally with holders of Class A Common Stock in the assets of the Company legally available for distribution to stockholders after satisfaction of any liquidation preferences of Preferred Stock. Shares of Class B Common Stock are not redeemable and have no preemptive, conversion or cumulative voting rights. All outstanding shares of Class B Common Stock are fully paid and nonassessable. The holders of Class B Common Stock have entered into a Right of First Refusal Agreement among themselves granting such stockholders a right to purchase Class B Common Stock on a pro rata basis from any Class B stockholder desiring to sell such shares.

On April 1, 1994 the remaining 5,625,000 Class B shares held in escrow were cancelled and forfeited.

DIVIDEND POLICY

The holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Dividends per share, if any, will be equal in amount on the Company's Class A Common Stock and Class B Common Stock The Company has never paid any cash dividends on Class B Common Stock or Class A Common Stock and the Board of Directors of the Company has no present intention of declaring any cash dividends. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition, capital requirements and other factors.

DESCRIPTION OF WARRANTS

      Class B Warrants

Each Class B Warrant represented the right to purchase one share of Class A Common Stock at an exercise price of $3.00. In March of 1998, the Company's Board of Directors voted to allow the exercise price of the B warrants to be lowered to a 20 day market average which is currently estimated to be between $1.25 - $1.50 per share until July 1, 1998, at which time the warrants will expire. The Class B Warrants may be exercised at any time after the date of issuance through July 1, 1998 or 60 days after this amended registration statement becomes effective. Assuming all Class B Warrants are exercised, the holders will be entitled to purchase 4,212,440 shares of Class A Common Stock. The Company has reserved an adequate number of shares of Class A Common Stock for issuance upon exercise of such Class B Warrants.

      Redemption

  The Class B Warrants are redeemable by the Company on 30 days written notice at a redemption price of $.05 per warrant, if the average closing bid price (or the last sale price) of the Company's Class A Common Stock, as reported by NASDAQ, for any 30 consecutive trading days ending within 15 days of the notice of redemption exceeds $4.20 per share in the case of Class B Warrants. All Class B Warrants must be redeemed if any are redeemed once called. The Company intends to reduce the exercise price to a 20-day market average and allow voluntary conversions up until July 1, 1998 or 60 days after this amended registration statement becomes effective.

      General

The Class B Warrants are issued pursuant to a warrant agreement (the "Warrant Agreement") between the Company, D. H. Blair, and American Stock Transfer & Trust Company (the "Warrant Agent"), and are evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Class A Common Stock or, under certain circumstances, upon issuance of shares of Class A Common Stock at prices lower than the then current market price, other than issuances upon exercise of options granted to employees and directors of the Company. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable holders of Warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Class A Common Stock that might otherwise have been purchased upon exercise of such Warrants. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Warrants.

The Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the respective expiration date (or earlier redemption date) of such Warrants at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the Warrant Agent) for the number of Warrants being exercised.

The Class B Warrants (AERTZ) may be traded separately although a NASDAQ listed public trading market no longer exists. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the securities underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Class B Warrants unless and until the shares and Warrants could be qualified for sale in jurisdictions in which such purchasers reside, or unless an exemption from qualification exists in such jurisdiction. In addition, investors will not be able to exercise their Warrants unless at the time of exercise the Company has a current prospectus covering the securities underlying the Warrants. No assurances can be given that the Company will be able to effect any such required registration or qualification or maintain a current prospectus.


Class C Warrants
----------------

Each Class C Warrant is exercisable into one share of Class A Common Stock at an exercise price of $3.00 per share. The warrants expire on June 29, 1998.

Class D Warrants
----------------

The Class D Warrants expire during November 1998 and are exercisable at a price of $1.50 per share of Class A Common Stock for each Class D Warrant exercised.

Class F and G Warrants
----------------------

The Class F and Class G Warrants expire during 1999 and are exercisable at a price of $0.61 and $0.92, respectively, per share of Class A Common Stock for each Class F or Class G Warrant exercised.

Class H Warrants
----------------

In 1995, in connection with the note payable to Marjorie S. Brooks and the accounts payable-related parties (See Notes 4 and 5), the Company's Board of Directors authorized the issuance of up to 2,000,000 Class H Warrants on a one-for-one basis for each dollar advanced under the agreement and having an exercise price equal to the per share market value of the Company's Class A Common Stock on the date of such advances. While no warrants have been issued as of the date of this filing, all authorized Class H Warrants are currently issuable. Upon issue, the warrants will be exercisable at prices from $0.39 to $0.49 per share of Class A Common Stock for each Class H Warrant exercised. The Class H Warrants will expire in February 2005.

Class I Warrants
----------------

In June 1996, the Company completed an offering to qualified foreign investors under Regulation S of the Securities Act of 1933 with the issuance of 1,666,893 shares of Class A Common Stock. Net offering proceeds consisted of $1,146,000 in cash. As part of the offering, the Company has issued 242,878 Class I Warrants to the Stock Placement Distributor. The Class I Warrants expire three years from the date of issue and are exercisable at prices ranging from $0.9375 to $1.125 per share of Class A Common Stock for each Class I Warrant exercised.

In May 1997, 150,446 warrants were issued in connection with the December 1996 Regulation S Offering, as described below, at exercise prices ranging from $0.31 to $0.56 per share of Class A Common Stock for each Class I Warrant exercised. The Class I Warrants expire on January 15, 2000.

Class J and K Warrants
----------------------

In December 1996, in connection with a note payable of $100,000 (See Note 5), the Company authorized and issued two sets of Warrants, Class J for 200,000 and
Class K for 150,000.   Each Class J and Class K Warrant is exercisable on a
one-for-one basis with common stock. Each Class J Warrant is exercisable at $0.50 per share and each Class K Warrant is exercisable at $0.75 per share. Both Class J and Class K Warrants expire five years from the date of issuance.

Consulting and Placement Warrants
---------------------------------

In October 1997, February 1998 and April 1998 the Company issued 301,200 private placement warrants and 5,020,000 consulting warrants resulting from bridge financing and are exercisable at $0.375 per share of Class A Common Stock for each Warrant exercised.

Financing Warrants
------------------

In January 1998, in consideration of renewal of the Company's $700,000 receivables line (See Note 4), the Company issued 700,000 warrants at market ($0.875) to the major shareholder.

DESCRIPTION OF PREFERRED STOCK

The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock, $1.00 par value, none of which are outstanding. The shares of Preferred Stock may be issued in one or more series with such designations, powers, preferences, and relative, optional, participating or other rights and qualifications, limitations and restrictions (including number of votes for each share of Preferred Stock) as shall be fixed by resolution of the Board of Directors, subject to the Delaware General Corporation law. As of the date hereof, no shares of Preferred Stock have been issued and the Company has no present plans to issue such Preferred Stock.

TRANSFER AGENT AND WARRANT AGENT

American Stock Transfer & Trust Company serves as transfer and warrant agent for the Class A Common Stock and Warrants.

SHARES ELIGIBLE FOR FUTURE SALE

The shares of outstanding Class B Common Stock (1,465,000 of which are held in escrow) are "restricted securities" within the meaning of Rule 144 and, upon conversion into Class A Common Stock, are eligible for sale in the public market in reliance upon Rule 144.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the 1933 Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least two years that does not exceed the greater of (i) 1% of the then outstanding number of shares of common stock or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate and has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume or other resale requirements.

Sales of substantial amounts of Common Stock in the public market under Rule 144, pursuant to registration statements or otherwise, could adversely affect the prevailing market prices of the Company's securities.

DELAWARE ANTI-TAKEOVER LAW

The Company will be governed by the provisions of Section 203 of the General Corporation law of the State of Delaware. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                                 EXPERTS

The audited financial statements at December 31, 1997 and for the period then ended appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern and with respect to certain ongoing litigation, as discussed in Notes 2 and 11 to the Financial Statements for the year ended December 31, 1997) with respect thereto, and are included herein in reliance upon the report of said firm and upon the authority of said firm as experts in auditing and accounting in giving said report.

              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

                        INDEX TO FINANCIAL STATEMENTS


                                                        Page
                                                        ----

Financial Statements:
   Report of Independent Public Accountants             F-2
   Balance Sheets                                       F-3 - F-4
   Statements of Operations                             F-5
   Statements of Stockholders' Equity                   F-6 - F-7
   Statements of Cash Flows                             F-8
   Notes to Financial Statements                        F-9 - F-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Advanced Environmental Recycling Technologies, Inc.:

We have audited the accompanying balance sheets of Advanced Environmental Recycling Technologies, Inc. (a Delaware corporation), as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Environmental Recycling Technologies, Inc., as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has incurred net losses since inception, has a working capital deficit at December 31, 1997, and is subject to certain claims in litigation as discussed in Note 11. Further, unaudited information subsequent to December 31, 1997 indicates that losses are continuing. These factors, among others, as discussed in Note 2, raise substantial doubt concerning the ability of the Company to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



                                                       /s/  ARTHUR ANDERSEN LLP


Dallas, Texas
March 13, 1998


                                     (F-2)

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

BALANCE SHEETS

                                                                       ASSETS
                                                                       ------

                                                     March 31,       December 31,    December 31,
                                                        1998            1997            1996
                                                        ----            ----            ----
                                                    (unaudited)
Current assets:
 Cash and cash equivalents                          $    25,397     $   45,428       $   82,756
 Receivables:
   Insurance                                                  -              -        1,001,657
   Trade                                                807,867        540,739            9,280
 Note receivable                                         67,571         81,571                -
 Inventories                                            693,866        735,697          593,325
 Prepaid expenses and other                             180,541        181,474           87,381
                                                    -----------     ----------       ----------
  Total current assets                                1,775,242      1,584,909        1,774,399
                                                    -----------     ----------       ----------

Buildings and equipment:
 Buildings                                              915,454        692,781          687,509
 Machinery and equipment                              6,710,958      6,209,614        5,953,000
 Transportation equipment                                91,524         98,242          135,527
 Office equipment                                        55,833        156,064          172,597
 Construction in progress                             3,023,725      2,586,483          838,709
                                                    -----------     ----------       ----------
                                                     10,797,494      9,743,184        7,787,342
 Less accumulated depreciation
  and amortization                                    4,312,940      4,093,031        3,182,679
                                                    -----------     ----------       ----------
  Net buildings and equipment                         6,484,554      5,650,153        4,604,663
                                                    -----------     ----------       ----------
Other assets, at cost less
 accumulated amortization of
 $250,108 (March 31, 1998), $242,999 (1997) and
 $107,798 (1996)                                        396,740        406,266          346,487
                                                    -----------     ----------       ----------

Total assets                                        $ 8,656,536     $7,641,328       $6,725,549
                                                    ===========     ==========       ==========


The accompanying notes are an integral part of these financial statements.


                                     (F-3)

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                     March 31,     December 31,   December 31,
                                                       1998           1997           1996
                                                       ----           ----           ----
                                                    (unaudited)
Current liabilities:
 Accounts payable - trade                          $  2,018,557   $  1,571,598    $  1,224,711
 Accounts payable - related parties                   1,116,509      1,136,272         468,715
Current maturities of long-term debt:
   Related parties                                      448,952        386,456         374,726
   Other                                                180,000        108,454         330,618
Accrued liabilities                                     365,916        310,681         207,065
 Notes payable, net of debt discount of
 $270,572 (March 31, 1998) and $136,111
 (1997)                                               1,914,428      1,189,097          61,559
                                                   ------------   ------------    ------------
Total current liabilities                             6,044,362      4,702,558       2,667,394
                                                   ------------   ------------    ------------
Long-term debt, less current maturities:
   Related parties                                      376,990        465,656         799,554
   Other                                                 18,106        122,756         156,222
                                                   ------------   ------------    ------------
Total long-term debt                                    395,096        588,412         955,776
                                                   ------------   ------------    ------------

Commitments and contingencies (Note 11)
Stockholders' equity:
 Preferred stock, $1 par value; 5,000,000
  shares authorized, none issued                              -              -               -
 Class A common stock, $.01 par value;
  50,000,000 shares authorized, 20,530,147
  (1998), 20,312,969 (1997) and 19,201,148
  (1996) issued and outstanding                         205,302        203,130         192,012
 Class B convertible common stock, $.01 par
  value; 7,500,000 shares authorized, 1,465,530
  issued and outstanding                                 14,655         14,655          14,655
 Additional paid-in capital                          22,309,820     21,926,331      21,533,450
 Accumulated deficit                                (20,312,699)   (19,793,758)    (18,637,738)
                                                   ------------   ------------    ------------
 Total stockholders' equity                           2,217,078      2,350,358       3,102,379
                                                   ------------   ------------    ------------
Total liabilities and stockholders' equity         $  8,656,536   $  7,641,328    $  6,725,549
                                                   ============   ============    ============

The accompanying notes are an integral part of these financial statements.


                                     (F-4)

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

                                           Three Months     Three Months     Year ended     Year ended     Year ended
                                              Ended             Ended       December 31,   December 31,   December 31,
                                          March 31, 1998   March 31, 1997       1997           1996           1995
                                          --------------   --------------   ------------   ------------   ------------
                                            (unaudited)      (unaudited)
Sales                                        $ 2,507,300      $ 1,747,802    $ 7,982,381    $ 6,950,219    $ 5,581,172

Cost of Goods Sold                             2,222,490        1,993,546      7,639,708      7,822,154      6,183,924
                                             -----------      -----------    -----------    -----------    -----------

Gross Margin                                     284,810         (245,744)       342,673       (871,935)      (602,752)

Loss on Disposal of Assets                             -                -              -        178,061        528,538

Selling and Administrative Costs                 645,184          338,138      2,090,049      1,687,697      1,356,244
                                             -----------      -----------    -----------    -----------    -----------

Operating Loss                                  (360,374)        (583,882)    (1,747,376)    (2,737,693)    (2,487,534)

Interest Expense, net                           (158,567)         (35,559)      (166,288)      (196,005)      (268,729)

Loss Before Extraordinary Item                  (518,941)        (619,441)    (1,913,664)    (2,933,698)    (2,756,263)

Extraordinary Gain                                     -                -        757,644         36,666              -
                                             -----------      -----------    -----------    -----------    -----------

Net Loss                                     $  (518,941)     $  (619,441)   $(1,156,020)   $(2,897,032)   $(2,756,263)
                                             ===========      ===========    ===========    ===========    ===========


Loss per share of common stock
  before extraordinary gain (Basic and
  Diluted)                                         ($.02)           ($.03)         ($.09)         ($.15)         ($.17)
                                             ===========      ===========    ===========    ===========    ===========
Extraordinary gain per share of
  common stock                                         -                -           $.04              -              -
                                             -----------      -----------    ===========    ===========    ===========
Net loss per share of
 common stock (Basic and Diluted)                  ($.02)           ($.03)         ($.05)         ($.15)         ($.17)
                                             ===========      ===========    ===========    ===========    ===========

Weighted average number of common
 shares outstanding                           21,995,434       20,666,678     21,800,170     19,134,484     15,779,721
                                             ===========      ===========    ===========    ===========    ===========

The accompanying notes are an integral part of these financial statements.


                                     (F-5)

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY


                                                           Class A Common Stock
                                                           --------------------
                                                        Shares                 Amount
                                                        ------                 ------

Balance - December 31, 1994                           14,038,038              $140,380

Cancellation of 5,625,000
 Shares of Class B Common Stock                                -                     -
Exercise of Stock Options                                 24,332                   244
Exercise of Class F Warrants                           1,630,496                16,305
Net loss for the year ended
 December 31, 1995                                             -                     -
                                                      ----------              --------
Balance - December 31, 1995                           15,692,866              $156,929
                                                      ==========              ========

Exercise of Class F Warrants                             500,000                 5,000
Net Proceeds from issuance of
Class A Common Stock                                   2,996,282                29,963
Exercise of Stock Options                                 12,000                   120
Net loss for the year ended
 December 31, 1996                                             -                     -
                                                      ----------              --------

Balance - December 31, 1996                           19,201,148              $192,012
                                                      ==========              ========

Net Proceeds from issuance of Class A Common Stock     1,111,821                11,118
Issuance of Detachable Stock Warrants                          -                     -
Net loss for the year ended
 December 31, 1997                                             -                     -
                                                      ----------              --------

Balance - December 31, 1997                           20,312,969              $203,130
                                                      ==========             =========

Issuance of stock for interest payments                   47,178                   472
Exercise of Stock Options                                170,000                 1,700
Issuance of Detachable Stock Warrants                          -                     -
Net loss for the quarter ended March 31, 1998                  -                     -
                                                      ----------              --------

Balance - March 31, 1998 (unaudited)                  20,530,147              $205,302
                                                      ==========              ========

These accompanying notes are an integral part of these financial statements.



                                     (F-6)

     Class B Common Stock                 Additional
     --------------------                  Paid-in           Accumulated
  Shares               Amount              Capital             Deficit                Total
  ------               ------              -------             -------                -----
 7,090,530             $ 70,905          $18,219,606          $(12,984,443)        $ 5,446,448

(5,625,000)             (56,250)              56,250                     -                   -
         -                    -               28,711                     -              28,955
         -                    -              978,298                     -             994,603

         -                    -                    -            (2,756,263)         (2,756,263)
----------             --------          -----------          ------------         -----------

 1,465,530             $ 14,655          $19,282,865          $(15,740,706)        $ 3,713,743
==========             ========          ===========          ============         ===========

         -                    -              300,000                     -             305,000

         -                    -            1,942,785                     -           1,972,748
         -                    -                7,800                     -               7,920

         -                    -                    -            (2,897,032)         (2,897,032)
----------             --------          -----------          ------------         -----------

 1,465,530             $ 14,655          $21,533,450          $(18,637,738)        $ 3,102,379
==========             ========          ===========          ============         ===========

         -                    -              217,881                     -             228,999
         -                    -              175,000                     -             175,000

         -                    -                    -            (1,156,020)         (1,156,020)
----------            ---------          -----------          ------------         -----------

 1,465,530             $ 14,655          $21,926,331          $(19,793,758)        $ 2,350,358
==========             ========          ===========          ============         ===========

         -                    -               39,395                     -              39,867
         -                    -              115,800                     -             117,500
         -                    -              228,294                     -             228,294
         -                    -                    -              (518,941)           (518,941)
----------             --------          -----------          ------------         -----------

 1,465,530             $ 14,655          $22,309,820          $(20,312,699)        $ 2,217,078
==========             ========          ===========          ============         ===========

                                     (F-7)

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

                                                     Three months       Three months     Year ended     Year ended     Year ended
                                                   ended March 31,    ended March 31,   December 31,   December 31,   December 31,
                                                   1998 (unaudited)   1997 (unaudited)      1997           1996           1995
                                                   ----               -----                 ----           ----           ----
Cash flows from operating activities:
 Net loss                                               $  (518,941)        $(619,441)   $(1,156,020)   $(2,897,032)   $(2,756,263)
Adjustments to reconcile net loss to net
  cash provided by (used in) operating
   activities:
 Depreciation and amortization                              272,993           264,661      1,088,577      1,212,323      1,084,280
 Amortization of other assets                                87,908             6,192         65,319         24,740         23,257
 Amortization of debt discount                               80,911                 -         38,889              -              -
 Interest paid through issuance of stock warrants            39,867                 -              -              -              -
 Extraordinary gain                                               -                 -       (757,644)       (36,666)             -
 Loss on disposition of equipment                             1,964                 -              -        178,061        527,804
 Decrease (increase) in other assets                          2,417            (4,385)      (125,098)       (42,749)       (38,130)
 Changes in operating assets and operating
  liabilities                                               204,190            46,638        379,429        400,246        671,536
                                                        -----------         ---------    -----------    -----------    -----------
Net cash provided by (used in) operating

 activities                                                 171,309          (306,335)      (466,548)    (1,161,077)      (487,516)

                                                        -----------         ---------    -----------    -----------    -----------

Cash flows from investing activities:
 Additions to buildings and equipment                    (1,097,181)          (86,730)    (2,134,067)    (1,073,409)      (248,603)
 Proceeds from disposition of equipment                       4,722                 -              -              -          5,000
 Insurance recoveries, net of fire related expenses               -           250,000      1,757,644        379,080              -
                                                        -----------         ---------    -----------    -----------    -----------
 Net cash used in investing activities                   (1,092,459)          163,270       (376,423)      (694,329)      (243,603)
                                                        -----------         ---------    -----------    -----------    -----------
Cash flows from financing activities:
 Prepaid stock subscriptions                                 53,750           244,000              -         85,000              -
 Proceeds from issuance of notes (with detachable
 warrants in 1998 and 1997)                                 885,000                 -      1,304,229        369,155      1,068,210
 Payments on notes                                         (101,381)         (154,560)      (727,585)      (732,011)    (1,351,276)
 Proceeds from issuance of common stock                           -                 -        228,999      1,887,748              -
 Proceeds from exercise of stock options and
  warrants, net                                              63,750                 -              -        312,920      1,023,558
                                                        -----------         ---------    -----------    -----------    -----------
 Net cash provided by financing activities                  901,119            89,440        805,643      1,922,812        740,492
                                                        -----------         ---------    -----------    -----------    -----------

 Increase (decrease) in cash and cash
  equivalents                                               (20,031)          (53,625)       (37,328)        67,406          9,373
Cash and cash equivalents:
Beginning of period                                          45,428            82,756         82,756         15,350          5,977
                                                        -----------         ---------    -----------    -----------    -----------

End of period                                           $    25,397         $  29,131    $    45,428    $    82,756    $    15,350
                                                        ===========         =========    ===========    ===========    ===========

The accompanying notes are an integral part of these financial statements.


                                     (F-8)

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

(Unaudited with respect to all information provided as of March 31, 1998 and
1997)

Note 1:  Organization and description of the Company

Advanced Environmental Recycling Technologies, Inc. (the Company or AERT) has developed and manufactures composite building material from waste plastic and wood fiber waste for certain specialized applications in the construction industry. The Company markets this material as a substitute for wood and plastic filler materials for standard door frames, window sills, flooring and decking. The Company is comprised of two separate, yet interrelated, manufacturing facilities located in Junction, Texas and Springdale, Arkansas. The Company's customers primarily consist of a number of regional and national door and window manufacturers and Weyerhaeuser, the Company's primary decking customer.

The Company was initially capitalized on December 2, 1988, with a contribution of machinery and equipment, plant facilities and technology, most of which was used by certain members of management in an unsuccessful prior business. The prior business was organized in June 1985 to manufacture artificial firelogs using certain technology somewhat similar to that used in the Company's manufacturing process. By 1986, the prior business had incurred substantial losses from operations, had no further working capital resources and discontinued its business. The initial contribution consisted of approximately $3,000,000 in buildings, machinery and equipment, supplies and other tangible assets, as well as technological rights and expertise. In connection with such initial organization, the Company assumed $795,000 in bank indebtedness secured by certain of the contributed assets. All such contributed amounts are reflected in the accompanying financial statements at the contributor's book value.

Note 2:  Future operations

The financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At March 31, 1998 and December 31, 1997, the Company had a working capital deficit of $4,269,120 and $3,117,649, respectively, and had incurred net losses of $518,941 for the quarter ended March 31, 1998 and $1,156,020 for the year ended December 31, 1997. The Company has incurred operating losses in each year since its inception and has never operated at successful manufacturing levels over an extended period. Further, unaudited information subsequent to December 31, 1997 and March 31, 1998, indicates that losses are continuing.
Such continuing losses have primarily been caused by problems in maintaining significant production volumes of products and in producing products at economically feasible operating cost levels. There is no assurance that the Company will be able to improve its manufacturing process and operating costs to the extent necessary to reach successful operating levels. Further, the Company has limited additional financial resources available to support its operations and fund substantial maturities of debt which are due within the next twelve months. The Company, in the past few years has, in large part, been supported by certain major shareholders and several accredited investors. There is no commitment for such shareholders and investors to continue such support. The Company also has claims in litigation outstanding against it as described in
Note 11. The outcome of the litigation is uncertain. There can be no assurance that the Company's financial resources will be adequate to support existing operations until such time, if ever, sales and manufacturing levels


                                     (F-9)
are sufficient to generate income from operations. Further, if the litigated claims discussed in Note 11 were to be assessed against the Company, the Company would likely be unable to pay such claims. These factors, among others, raise substantial doubt concerning the ability of the Company to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the ongoing support of its stockholders, investors, customers and creditors and its ability to successfully mass produce and market its products at economically feasible levels.

The Company has developed, and is currently implementing, a production plan, which Management believes, will provide for better operating efficiencies and correct the production problems encountered in the past. Such plan includes increasing production capacity, changing production management, further automating the production process and better utilizing regrindable scrap. However, completion of the production plan will require additional debt or equity financing beyond those resources currently available to the Company. Also, additional financial resources will be necessary to fund maturities of debt and other obligations as they come due in 1998. There is no assurance the Company will be able to correct prior production problems and improve operating efficiencies or that the Company will be successful in securing sufficient capital resources to complete its production plan, fund maturities of debt and other obligations as they become due in 1998 or to support the Company until such time, if ever, that the Company is able to generate income from operations.

The Company has entered into a non-binding agreement on the part of the lenders to borrow up to $3.5 million in a series of bridge loans from accredited institutional investors. As of March 31, 1998, approximately $2.2 million had been borrowed under said agreement. In addition, the Company is also pursuing an additional $2.5 million financing package through a State Economic Development Agency for acquisition and further expansion of the Arkansas facility. The Company is also evaluating additional financial sources including both equity and conventional long-term debt to fund future expansion as well as to refinance the bridge loans within the next twelve months. It is probable additional financial resources will be necessary to fund maturities of debt and other obligations including bridge loans, as they come due. There is no assurance the Company will be able to continue to improve operating efficiencies beyond current levels or that the Company will be successful in securing sufficient capital resources to support the Company until such time as the Company is able to generate positive cash flow sufficient to support its operations, capital expansion plan and fund maturities of debt and other obligations as they become due.

Note 3:  Significant Accounting Policies

Unaudited Information

The financial statements included herein as of March 31, 1998 and 1997 have been prepared by Advanced Environmental Recycling Technologies, Inc. (the Company or
AERT), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). However, all adjustments have been made to the accompanying financial statements, which are, in the opinion of the Company's management, necessary for a fair presentation of the Company's operating results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the


                                    (F-10)
disclosures are adequate to make the information presented herein not misleading. The Company has reclassified certain prior period amounts to conform to the current period presentation.

      Statements of Cash Flows

In order to determine net cash used in operating activities, net loss has been adjusted by, among other things, changes in operating assets and operating liabilities, excluding changes in cash and cash equivalents, current maturities of long-term debt and current notes payable. Those changes, shown as an (increase) decrease in current assets and an increase (decrease) in current liabilities, are as follows:

                                Three months     Three months     Year ended     Year ended     Year ended
                                   ended             ended       December 31,   December 31,   December 31,
                               March 31, 1998   March 31, 1997       1997           1996           1995
                               --------------   --------------       ----           ----           ----
                                 (unaudited)      (unaudited)
Receivables                         $(267,128)       $(669,273)    $ (529,802)      $ 39,186        $ 12,457
Note receivable                        14,000                -        (81,571)             -               -
Inventories                            41,831           42,575       (142,372)        (2,114)         62,483
Prepaid expenses and other            (66,944)         (13,078)        15,114         69,860           4,990
Accounts payable -
Trade and related parties             427,196          599,607      1,014,444        253,028         568,718
Accrued liabilities                    55,235           86,807        103,616         40,286          22,888
                                    ---------        ---------     ----------       --------        --------
                                    $ 204,190        $  46,638     $  379,429       $400,246        $671,536
                                    =========        =========     ==========       ========        ========
 Cash paid for interest             $  22,291        $  35,522     $  141,320       $168,322        $301,192
 Cash paid for income taxes                 -                -              -              -               -

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

                                                                             1997       1996
                                                                             ----       ----

Insurance proceeds due for fire losses of buildings and equipment          $      -  $1,001,660
Additions to buildings and equipment paid directly by insurance company           -      83,842
Note payable for financing of insurance policies                            109,207      48,713

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

      Buildings and Equipment

Buildings and equipment contributed to the Company in exchange for Class B Common Stock are carried at the contributor's historical book value. Property additions and betterments include capitalized interest and acquisition, construction and administrative costs allocable to construction projects and property purchases. Gains or losses on sales or other dispositions of property are credited or charged to income.

Provision for depreciation of buildings and equipment is provided on a straight-line basis for buildings, transportation equipment and office equipment over the lesser of the estimated useful life of the asset or the term of the lease. Estimated useful lives are: buildings - 5 to 19 years, transportation equipment
- 3 to 5 years,


                                    (F-11)
office equipment - 5 years and machinery and equipment - 3 to 8 years.


The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 requires an assessment of the recoverability of the Company's investment in long-lived assets to be held and used in operations whenever events or circumstances indicate that their carrying amounts may not be recoverable. Such assessment requires that the future cash flows associated with the long-lived assets be estimated over their remaining useful lives and an impairment loss recognized when the future cash flows are less than the carrying value of such assets.

The Company has assessed the recoverability of its investment in long-lived assets to be held and used in operations under the guidelines set forth in SFAS No. 121 and has determined that no impairment loss was required as of December 31,1997 or March 31, 1998. Such assessment required the Company to make certain estimates of future production volumes and costs and future sales volumes and prices which are expected to occur over the remaining useful lives of its long-lived assets. Such long-lived assets primarily consist of the Company's Springdale and Junction manufacturing facilities. The Company's estimates of these factors are based upon management's belief that future production volumes will significantly increase over previous historical production levels achieved by the Company's manufacturing facilities and that future production costs per unit will also significantly decrease below previous historical cost levels.

Although the Company believes it has a reasonable basis for its estimates of future production volumes and costs and future sales volumes and prices, it is reasonably possible that the Company's actual performance could materially differ from such estimates. Management expects that the Company's performance subsequent to the completion of its production plan will provide additional evidence to confirm or disprove such future estimates. Management also believes that if such estimates are not confirmed, revisions to such estimates could result in a material impairment loss on its long-lived assets constituting all or a material portion of the carrying value of the Company's Springdale and Junction manufacturing facilities which was $6,484,554 at March 31, 1998 and $5,650,153 at December 31, 1997.

      Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories consisted of the following:

                    March 31,   December 31,  December 31,
                      1998         1997          1996
                      ----         ----          ----
                   (unaudited)
Raw materials        $291,990    $257,114      $210,483
Work in process       343,452     319,034       351,477
Finished goods         58,424     159,549        31,365
                     --------    --------      --------
                     $693,866    $735,697      $593,325
                     ========    ========      ========


                                    (F-12)

      Other Assets

Other assets consist primarily of the costs for the preparation of patent applications of $341,917 and $345,662, net, at March 31, 1998 and December 31, 1997, respectively, which are amortized using the straight-line method over 17 years. Also included in other assets are deposits of $54,823 and $60,604 at March 31, 1998 and December 31, 1997, respectively.

      Prepaid Expenses and Other

Prepaid expenses and other consist primarily of loan acquisition costs of $167,569 and $131,444, net, at March 31, 1998 and December 31, 1997 which are being amortized using the straight-line method over 9 months.

      Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      SFAS No. 125

In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement provides accounting and reporting standards for, among other things, the transfer and servicing of financial assets, such as transfers of receivables with recourse, and provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company presently transfers, with recourse, receivables to a related party. Based on the requirements of SFAS No. 125, the receivables transferred to the related party with recourse are accounted for as a secured borrowing because the Company is not considered to have surrendered control over the transferred assets. Accounts receivable and accounts payable-related parties at March 31, 1998 and December 31, 1997 were increased by $747,056 and $533,796, respectively, to reflect these requirements. (See Note 4)

      SFAS No. 128

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 replaces the presentation of Primary Earnings Per Share with Basic EPS and requires dual presentation of Basic and Diluted EPS on the face of the statements of operations and requires a reconciliation of the numerator and denominator of the Basic EPS computation to the numerator and denominator of the Diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is computed similarly to Fully Diluted EPS pursuant to Accounting Principles Board Opinion No. 15, "Earnings Per Share." SFAS No. 128 requires restatement of all prior-period EPS data presented. Implementation of SFAS No. 128 had no effect on prior-period EPS data presented.


                                    (F-13)

In computing Diluted EPS, only potential common shares that are dilutive--those that reduce earnings per share or increase loss per share--are included. Exercise of options and warrants or conversion of convertible securities is not assumed if the result would be antidilutive, such as when a loss from continuing operations is reported. The "control number" for determining whether including potential common shares in the Diluted EPS computation would be antidilutive is income from continuing operations. As a result, if there is a loss from continuing operations, Diluted EPS would be computed in the same manner as Basic EPS is computed, even if an entity has net income after adjusting for discontinued operations, an extraordinary item, or the cumulative effect of an accounting change. The Company has incurred losses from continuing operations and net losses for the three months ended March 31, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995. Therefore, Basic EPS and Diluted EPS are computed in the same manner. Although such financial instruments were not included due to being antidilutive, the Company does have potentially dilutive financial instruments in the form of warrants and options (See Notes 6 and 7).

      Concentrations of Credit Risk

The Company's revenues are derived principally from a number of regional and national door and window manufacturers and Weyerhaeuser, the Company's primary decking customer. The Company extends unsecured credit to its customers. This industry concentration has the potential to impact the Company's exposure to credit risk because changes in economic or other conditions in the construction industry may similarly affect the customers.

      Disclosure About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company: Current assets and current liabilities: The carrying value approximates fair value due to the short maturity of those items.

Long-term debt: The fair value of the Company's long-term debt has been estimated by the Company based upon each obligation's characteristics, including remaining maturities, interest rate, credit rating, collateral and amortization schedule. The carrying amount approximates fair value.

      Reclassifications

Certain reclassifications have been made to the 1996 and 1995 financial statements to conform with the 1997 presentation. These reclassifications did not impact the net loss.

Note 4:  Related Party Transactions

The Company has an agreement with an affiliate whereby the Company has agreed to transfer certain of its trade receivables as collateral, which the affiliate deems acceptable, up to $700,000 at any one time. Upon acceptance of a transfer of a receivable, the affiliate will remit to the Company 100% of the receivable, as defined in the agreement, and the Company shall remit to the affiliate .88% as a factoring charge. The Company will indemnify the affiliate for any loss arising out of rejections or returns of any merchandise, or any claims asserted by the Company's customers. During the unaudited first quarter of 1998 and the year ended


                                    (F-14)

December 31, 1997, the Company transferred an aggregate of approximately $2,590,070 and $9,090,477, respectively, in receivables under this agreement, of which $747,056 and $533,796 remains to be collected as of March 31, 1998 and December 31, 1997, respectively. During 1996 and 1995, the Company transferred an aggregate of approximately $7,317,000 and $5,852,000, respectively, in receivables under this agreement, none of which remains to be collected. Costs of approximately $73,718, $61,555 and $51,000 associated with the factoring agreement are included in selling and administrative costs at December 31, 1997, 1996 and 1995, respectively.

At December 31, 1997, accounts payable-related parties included the $533,796 discussed above and $602,476 relating to factoring charges and other miscellaneous items owed to related parties.


                                    (F-15)

Note 5:  Long-term debt

Long-term debt as of March 31, 1998, December 31, 1997 and December 31, 1996, consisted of the following:

                                                                        March 31,         1997         1996
                                                                          1998            ----         ----
                                                                          ----
                                                                       (unaudited)
10.75% note payable, due in monthly installments of $15,354, secured by certain manufacturing equipment, inventories and
receivables.                                                           $          -  $    30,286   $  200,999

12% notes payable ("the bridge financing"), net of debt discount of $77,778 and $136,111 at March 31, 1998 and December 31,
1997, respectively, interest payable quarterly in shares of the
Company's Class A Common Stock, principal due in cash on July
27, 1998.  The effective interest rate on the debt is 33.2%./(1)/         1,222,222    1,163,889            -

12% notes payable ("the bridge financing"), acquired February 5,
1998, net of debt discount of $192,794, interest payable quarterly in shares of the Company's Class A Common Stock or cash on
November 2, 1998.  The effective interest rate on the debt is
65.2%./(1)/                                                                 607,206            -            -

8% note payable, due in monthly installments of principal and interest of $5,247, secured by unescrowed shares of Class B
Common Stock owned by certain officers of the Company and
certain manufacturing equipment.                                             60,315       74,656      130,536

9.75% note payable, to Marjorie S. Brooks (a related party), due in monthly installments of principal and interest of $33,100,
secured by substantially all of the assets of the Company.                  825,943      852,119    1,174,283

12% note payable, accrued interest and principal are due and
payable on January 1, 1999.                                                 100,000      100,000      100,000

Other                                                                       122,790       51,469       55,302
                                                                        -----------  -----------   ----------
Total                                                                     2,938,476    2,272,419    1,661,120

Less current maturities, net of debt discount                            (2,543,380)  (1,684,007)    (705,344)
                                                                        -----------  -----------   ----------
Long-term debt, net of  current maturities                              $   395,096  $   588,412   $  955,776
                                                                        ===========  ===========   ==========


                                    (F-16)

(1) Through March 31, 1998, the Company had completed two bridge financing agreements. The date of the first agreement was October 30, 1997. The Company issued notes payable totaling $1.3 million, due and payable on July 27, 1998 unless the notes are extended, at the option of the Company, to October 30, 1998 with the same terms as above. Interest on the notes is payable every three months at 12% in the Company's Class A Common Stock. In connection with the notes, the Company issued 2,600,000 consulting warrants and 156,000 placement warrants. If the notes are extended, an additional 650,000 consulting warrants and 78,000 placement warrants will be issued. The warrants expire October 30, 2002, and are exercisable at a price of $0.375 per share of Class A Common Stock for each warrant exercised.

The date of the second financing agreement was February 5, 1998. The Company issued notes payable totaling $800,000, due and payable on November 2, 1998 unless the notes are extended, at the option of the Company, to January 31, 1999. Interest on the notes is payable every three months at 12% in either cash or the Company's Class A Common Stock, at the option of the Company. In connection with the notes, the Company issued 1,600,000 consulting warrants and 96,000 placement warrants. If the notes are extended, an additional 400,000 consulting warrants and 48,000 placement warrants will be issued. The warrants expire February 5, 2003, and are exercisable at a price of $0.375 per share of Class A Common Stock for each warrant exercised.

A third bridge financing was completed on April 7, 1998. The Company issued notes payable totaling $410,000, of which $85,000 was collected in March 1998, due and payable on January 2, 1999 unless the notes are extended, at the option of the Company, to April 2, 1999. Interest on the notes is payable every three months at 12% in either cash or the Company's Class A Common Stock, at the option of the Company. In connection with the notes, the Company issued 820,000 consulting warrants and 49,200 placement warrants. If the notes are extended, an additional 205,000 consulting warrants and 24,600 placement warrants will be issued. The warrants expire April 7, 2003, and are exercisable at a price of $0.375 per share of Class A Common Stock for each warrant exercised.

In regard to the warrant shares issued under the bridge financing agreements, if the resale of the warrant shares by the holders is not then registered pursuant to an effective registration statement under the Securities Act, the warrant holders may effect a cashless exercise at any time after the first anniversary of the respective dates of the note agreements until the end of the respective exercise periods. In the event of a cashless exercise, in lieu of paying the exercise price in cash, the warrant holder shall surrender his warrant to the Company for a certain number of shares of Class A Common Stock, based on the market value of the stock at the time of exercise.

Under a placement agency agreement entered into concurrently with the October 30, 1997 bridge financing agreement, the placement agent has a two year option to "put" up to an additional $990,000 aggregate principal amount of notes to the Company. If the additional notes are issued, then the Company will issue 1,980,000 consulting warrants and 118,800 placement warrants in connection with the notes. If the notes are extended, an additional 495,000 consulting warrants and 59,400 placement warrants will be issued. Both the additional notes and related consulting and placement warrants will have terms and provisions similar to those of previous bridge financings.

The Company has agreed that for the two-year period ending on October 30, 1999, it will not, without the prior written consent of the Placement Agent, negotiate or obtain certain types of additional financing. If the common stock is suspended from trading or is delisted for trading for ten trading days during a nine month period, the principal plus accrued and unpaid interest is immediately due and payable upon demand. See Note 6 for information concerning Consulting and Placement Warrants


                                    (F-17)
issued in connection with the bridge financing.

The aggregate maturities of long-term debt, net of debt discount, as of December 31, 1997 are as follows:

                         1998    $1,684,007
                         1999       489,148
                         2000        99,264
                                 ----------
                                 $2,272,419
                                 ==========

The aggregate maturities of long-term debt, net of debt discount, as of March 31, 1998 are as follows:

    Year ended March 31, 1999    $2,543,380
    Year ended March 31, 2000       385,524
    Year ended March 31, 2001         9,572
                                 ----------
                                 $2,938,476
                                 ==========

Note 6:  Stockholders' equity

The Class A Common Stock and the Class B Common Stock are substantially similar in all respects except that the Class B Common Stock has five votes per share while the Class A Common Stock has one vote per share. Each share of Class B Common Stock is convertible at any time at the holder's option to one share of Class A Common Stock and, except in certain instances, is automatically converted into one share of Class A Common Stock upon any sale or transfer.


Class B Warrants

Each Class B Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $3.00. The Class B Warrants are redeemable at $.05 per Warrant at the option of the Company if certain public stock trading prices are achieved.

Class C Warrants

Each Class C Warrant is exercisable into one share of Class A Common Stock at an exercise price of $3.00 per share. The warrants expire on June 29, 1998.

Class D Warrants

The Class D Warrants expire during November 1998 and are exercisable at a price of $1.50 per share of Class A Common Stock for each Class D Warrant exercised.

Class F and G Warrants

The Class F and Class G Warrants expire during 1999 and are exercisable at a price of $0.61 and $0.92, respectively, per share of Class A Common Stock for each Class F or Class G Warrant exercised.


                                    (F-18)

Class H Warrants

In 1995, in connection with the note payable to Marjorie S. Brooks and the accounts payable-related parties (See Notes 4 and 5), the Company's Board of Directors authorized the issuance of up to 2,000,000 Class H Warrants on a one-for-one basis for each dollar advanced under the agreement and having an exercise price equal to the per share market value of the Company's Class A Common Stock on the date of such advances. While no warrants have been issued as of the date of this filing, all authorized Class H Warrants are currently issuable. Upon issue, the warrants will be exercisable at prices from $0.39 to $0.49 per share of Class A Common Stock for each Class H Warrant exercised. The Class H Warrants will expire in February 2005.

Class I Warrants

In June 1996, the Company completed an offering to qualified foreign investors under Regulation S of the Securities Act of 1933 with the issuance of 1,666,893 shares of Class A Common Stock. Net offering proceeds consisted of $1,146,000 in cash. As part of the offering, the Company has issued 242,878 Class I Warrants to the Stock Placement Distributor. The Class I Warrants expire three years from the date of issue and are exercisable at prices ranging from $0.9375 to $1.125 per share of Class A Common Stock for each Class I Warrant exercised.

In May 1997, 150,446 warrants were issued in connection with the December 1996 Regulation S Offering, as described below, at exercise prices ranging from $0.31 to $0.56 per share of Class A Common Stock for each Class I Warrant exercised. The Class I Warrants expires on January 15, 2000.

Class J and K Warrants

In December 1996, in connection with a note payable of $100,000 (See Note 5), the Company authorized and issued two sets of Warrants, Class J for 200,000 and Class K for 150,000. Each Class J and Class K Warrant is exercisable on a one-for-one basis with common stock. Each Class J Warrant is exercisable at $0.50 per share and each Class K Warrant is exercisable at $0.75 per share. Both Class J and Class K Warrants expire five years from the date of issuance.

Financing Warrants

In January 1998, in consideration of renewal of the Company's $700,000 receivables line (See Note 4), the Company issued 700,000 warrants at market ($0.875) to the major shareholder.

Consulting and  Placement Warrants


                                    (F-19)

In October 1997, the Company obtained bridge financing of $1.3 million (See Note
5). In connection with the financing obtained, 2,756,000 in stock warrants were issued. The stock warrants expire October 30, 2002, and are exercisable at a price of $0.375 per share of Class A Common Stock for each warrant exercised. The debt and stock warrants were recorded at their estimated fair market value at the date of the transaction. The value of the stock warrants has been treated as a debt discount. The debt discount is being amortized over the life of the loan as interest expense.

In February 1998, the Company obtained bridge financing of $800,000. In connection with the financing obtained, 1,696,000 in stock warrants were issued. The stock warrants expire on February 5, 2003 and are exercisable at a price of $0.375 per share of Class A Common stock for each warrant exercised. The debt and stock warrants were recorded at their estimated fair value at the date of the transaction. The value of the stock warrants has been treated as a debt discount. The debt discount is being amortized over the life of the loan as interest expense.

In May 1996, the Company completed a Private Placement Offering with the issuance of 338,624 shares of Class A Common Stock. Net offering proceeds consisted of $200,000 in cash.

In September 1996, the Company received $500,000 in cash relating to an offering to qualified foreign investors under Regulation S of the Securities Act of 1933 with the issuance of 762,194 shares of Class A Common Stock completed in October 1996.

In December 1996, the Company received $185,000 in cash relating to an offering to qualified foreign investors under Regulation S of the Securities Act of 1933 with the issuance of 228,571 and 134,454 shares of Class A Common Stock in 1996 and 1997, respectively. Also, in 1997, $228,999 was received and 977,367 shares of Class A Common Stock were issued.

At December 31, 1997 and March 31, 1998, the Company had Class A Common Stock reserved for warrant issuances as follows:

                                     Class A         Weighted
                                   Common Stock      Average
                                     Reserved        Exercise
                                   ------------       Price
                                                     --------
Class B Warrants                     4,212,440        $ 3.00
Class C Warrants                       650,000        $ 3.00
Class D Warrants                       206,751        $ 1.50
Class F Warrants                     1,337,904        $ 0.61
Class G Warrants                     3,468,400        $ 0.92
Class H Warrants                     2,000,000        $ 0.47
Class I Warrants                       393,344        $ 0.75
Class J Warrants                       200,000        $ 0.50
Class K Warrants                       150,000        $ 0.75
1997 Consulting Warrants             2,600,000        $0.375
1997 Placement Warrants                156,000        $0.375
                                    ----------        ------
  Total as of December 31, 1997     15,374,839        $ 1.39

Financing Warrants                     700,000        $0.875
1998 Consulting Warrants             1,600,000        $0.375
1998 Placement Warrants                 96,000        $0.375
                                    ----------        ------
  Total as of March 31, 1998        17,770,839        $ 1.27
                                    ==========        ======



                                    (F-20)

NO ASSURANCE OF NASDAQ SMALLCAP MARKET LISTING; RISK OF LOW-PRICED SECURITIES; RISK OF APPLICATION OF PENNY STOCK RULES.

The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the initial listing and continued listing of a security on the NASDAQ Small Cap Market. The standards for initial listing require, among other things, that an issuer have total assets of $4,000,000 and capital and surplus of at least $2,000,000; that the minimum bid price for the listed securities be $3.00 per share; that the minimum market value of the public float (the shares held by non-insiders) be at least $2,000,000; and that there be at least two market makers for the issuer's securities. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the "public float" be at least $1,000,000; and that there be at least two market makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on the NASDAQ Small Cap Market if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. The NASDAQ Small Cap Market has recently adopted new maintenance criteria, which eliminates the exception to the $1.00 per share minimum bid price and require, among other things, $2,000,000 net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. The Company has been formally notified by NASDAQ that it had until May 28, 1998 to bring the price of its stock up to a minimum $1.00 bid. As of December 31, 1997, the Company's bid price was below $1.00. As of May 21, 1998, the Company's closing bid price was $1.28. NASDAQ notified the Company on April 14, 1998, that it had regained minimum bid price compliance. The Company's stockholders, in August 1997, authorized up to a 6 for 1 reverse stock split, which has not yet been implemented. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a NASDAQ SmallCap Market listing. If the Company's securities were to be excluded from the NASDAQ SmallCap Market, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would then be required to comply with the more difficult initial listing requirements to be re-listed on the NASDAQ SmallCap Market. The Company as of March 31, 1998, had net assets of $2,217,078 and is currently implementing a plan to recapitalize and raise a minimum of an additional $2 million in equity capital to maintain its minimum NASDAQ listing. There can be no assurance that its recapitalization efforts will be successful or that it can maintain the minimum $2 million asset value for continued listing.

If the Company is unable to satisfy maintenance requirements and the price per share were to continue below $1.00, then unless the Company satisfied certain net tests, the Company's securities would become subject to certain penny stock rules promulgated by the SEC (the "Commission"). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level


                                    (F-21)
of risks of penny stock market securities. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock. If the Common Stock becomes subject to the penny stock rules, investors may find it more difficult to sell their shares.

Unaudited information subsequent to December 31, 1997 and March 31, 1998 indicates that losses are continuing. Due to continuing net losses, the Company is unable to determine if the Company will be able to maintain compliance with the net asset requirement or if necessary to correct any deficiencies in the net asset requirement in the future.

Note 7:  Stock option plans

The Company's Stock Option Plans (the "1990 Plan" and the "1989 Plan") authorize the issuance of a total of 1,500,000 shares of the Company's Class A Common Stock to its directors, employees, and outside consultants. The option price of the stock options awarded must be at least equal to the market value of the Class A Common Stock on the date of grant. Stock options may not be granted to an individual to the extent that in any calendar year in which options first become exercisable, the shares subject to options first exercisable in such year have a fair market value on the date of grant in excess of $100,000. Stock options may not be granted after March 2000 and May 1999 for the 1990 Plan and the 1989 Plan, respectively. No option may be outstanding for more than ten years after its grant. The purpose of the Plans is to enable the Company to encourage key employees, directors and outside consultants to contribute to the success of the Company by granting such persons incentive stock options ("ISOs") and/or non-incentive stock options ("nonqualified stock options"). The ISOs are available for employees only.

In order to provide for disinterested administration of the Plans for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, the 1990 Plan also provides that outside directors will automatically receive annual awards of nonqualified stock options.

In June 1994, stockholders of the Company approved the adoption of the Amended and Restated Stock Option Plan, which superseded and replaced the Company's 1990 Stock Option Plan. The new Plan provides for the granting of options to purchase up to 1,000,000 shares of the Company's Class A Common Stock by recipients of incentive stock options or non-qualified stock options as granted by the Company's Board of Directors.

The Company's stockholders also approved the Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan provides for the issuance of options to purchase up to an aggregate of 500,000 shares of the Company's Class A Common Stock to eligible outside directors of the Company. Each eligible outside director will be granted options to purchase 25,000 shares of common stock annually commencing in 1995 and each year thereafter.

Also in June 1994, stockholders of the Company approved the Chairman Stock Option Plan. The Plan provided


                                    (F-22)
for a grant of 500,000 shares of the Company's Class A Common Stock.

In July 1997, stockholders of the Company approved the adoption of the Advanced Environmental Recycling Technologies, Inc. 1997 Securities Plan (the "1997 Plan"). The 1997 Plan provides for certain awards to be given to senior and executive management of the Company to encourage and reward superior performance. The awards can be in the form of stock options, restricted stock and other performance awards to be given. The aggregate number of Shares which may be offered pursuant to Incentive Stock Options under the 1997 Plan shall not exceed 3,000,000 while the aggregate number of Shares which may be offered for purchase pursuant to Non-Qualified Stock Options shall not exceed 500,000 Shares. The Stock Options may not be granted with an exercise price less than the fair market value of a share on the date the option is granted, unless granted to a 10% shareholder, then the exercise price must be at least 110% of the fair market value per share on the date such option is granted. The Incentive Stock Options may not be exercised after ten years from the date the option is granted unless the option is given to a 10% shareholder, then the expiration date is five years from the date the option is granted. The options must be exercised within three months after termination of employment.

A summary of the activity in the Company's Stock Option Plans during the years ended December 31, 1997, 1996, and 1995 are as follows:

                                       1997                      1996                 1995
                                   --------------------------------------------------------------------
                                                  Weighted              Weighted              Weighted
                                                  Average               Average               Average
                                                  Exercise              Exercise              Exercise
                                      Shares       Price    Shares       Price    Shares       Price
                                   --------------------------------------------------------------------
Outstanding at beginning of year    1,329,000      $1.30  1,506,668      $1.21  1,068,000      $1.56
Granted                             3,300,000      $0.51    145,000      $0.84    481,000      $0.40
Exercised                                   -      $   -    (12,000)     $0.66    (24,332)     $1.19
Forfeited                            (626,000)     $1.21   (310,668)     $0.70    (18,000)     $0.72
                                    ---------      -----  ---------      -----  ---------      -----
Outstanding at end of year          4,003,000      $0.66  1,329,000      $1.30  1,506,668      $1.21

The weighted-average fair value of options granted during 1997, 1996 and 1995 was $0.32, $0.73, and $0.22, respectively. The following table summarizes information about stock options outstanding under the Company's Stock Option Plans as of December 31, 1997:

                                Options Outstanding                 Options Exercisable
                     -----------------------------------------------------------------------
      Range              Number        Wtd Avg      Wtd Avg         Number         Wtd Avg
        Of            Outstanding    Remaining    Exercise       Exercisable      Exercise
 Exercise Prices      at 12/31/97  Contract Life    Price        at 12/31/97       Price
---------------------------------------------------------------------------------------------
$0.38 - $0.48         1,981,000      9.2 years      $0.41         1,314,332         $0.38
$0.56 - $1.00         1,578,334      8.9 years      $0.66           278,334         $0.83
$1.13 - $1.63           262,000      4.0 years      $1.37           262,000         $1.37
$1.88 - $3.00           181,666      2.9 years      $2.35           181,666         $2.35
                     -----------------------------------------------------------------------

$0.38 -$3.00          4,003,000      8.4 years      $0.66         2,036,332         $0.75

SFAS No. 123, "Accounting for Stock-Based-Compensation," issued by the FASB in October 1995, encourages but does not require companies to measure and recognize in their financial statements a compensation cost for stock-based employee compensation plans based on the 'fair value' method of accounting set forth in the


                                    (F-23)
statement. The Company continues to account for its stock option plans and other stock-based compensation using the "intrinsic value" method of accounting set forth in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

Had compensation cost for the Company's stock option plans and other stock-based compensation been determined consistent with SFAS No. 123, the Company's net loss and net loss per share of common stock would have been increased to the following pro forma amounts:

                                                        1997             1996         1995
                                                        ----             ----         ----
Net Loss                              As Reported   $(1,156,020)     $(2,897,032)  $(2,756,263)
                                      Pro Forma      (1,536,041)      (4,140,251)   (3,217,929)
Net Loss per share of common stock    As Reported        (.05)             (.15)         (.17)
(Basic and Diluted)                   Pro Forma          (.07)             (.22)         (.20)

Because the SFAS No. 123 method of accounting has not been applied to awards granted prior to January 1, 1995, the resulting pro forma compensation cost might not be representative of that expected in future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rates of 6.7, 6.2 and 7.3 percent; expected lives of 10, 3 and 3.8 years; and expected volatility of 88.6, 92.7 and 71.3 percent. Since no dividends are expected to be paid by the Company during the expected lives of the options, a dividend yield of zero was used for purposes of computing the fair value of the options.

Note 8:  Leases

At December 31, 1997, the Company was obligated under a non-cancelable lease with a principal stockholder for land and building where a production facility is located. This lease has an expiration date of April 30, 2001, and rental payments of $1,519 per month. In 1997, the Company entered into a non-cancelable sublease for a production facility, which expires August 31, 2002. The sublease contains an option to purchase the facility for $1.8 million, exercisable at any time during the sublease and a renewal option to lease the property for an additional five years at an increased rate. At December 31, 1997, the Company was obligated under various operating leases covering certain equipment. Rent expense under operating leases for the years ended December 31, 1997, 1996 and 1995 was $273,265, $200,652 and $200,417, respectively. Future minimum lease payments required under operating leases are as follows:

       1998                              $  265,865
       1999                                 255,361
       2000                                 254,556
       2001                                 238,785
       Thereafter                           152,437
                                         ----------
     Total minimum payments required     $1,167,004
                                         ==========


                                    (F-24)

Note 9:  Income taxes

The Company records income taxes in accordance with Statement of Financial Accounts Standards No. 109, "Accounting for Income Taxes", which requires the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. The Company has generated book and tax losses for the period and since inception.

As of December 31, 1997, the Company had net operating loss carry forwards of approximately $18 million for federal income tax purposes which are available to reduce future taxable income and will expire in 2003 through 2011 if not utilized and approximately $20 million for financial reporting purposes. For federal income tax purposes, the Company deferred for future amortization start-up costs in the amount of $9.4 million. Such costs, which have been expensed for financial reporting purposes, are being amortized for tax purposes over five years.

The tax effects of significant temporary differences representing deferred income tax assets and liabilities are as follows:

                                          December 31,   December 31,   December 31,
                                              1997           1996           1995
                                              ----           ----           ----
Deferred income tax assets-
  Deferred start-up costs                 $   605,000    $ 1,540,000    $ 2,200,000
 Net operating loss carry forward           6,355,000      4,885,000      3,300,000
 Valuation allowance                       (6,247,000)    (5,845,000)    (4,800,000)
                                          -----------    -----------    -----------
     Total deferred income tax assets     $   713,000    $   580,000    $   700,000
                                          ===========    ===========    ===========
Deferred income tax liabilities-
 Depreciation                             $   713,000    $   580,000    $   700,000
                                          -----------    -----------    -----------
     Total deferred income tax
     Liabilities                          $   713,000    $   580,000    $   700,000
                                          ===========    ===========    ===========

As the Company has generated net operating losses since its inception and there is no assurance of future income, a valuation allowance of $6,247,000 has been established at December 31, 1997 to recognize its deferred tax assets only to the extent of its deferred tax liabilities. The Company will continue to evaluate the need for such valuation allowance in the future.

Note 10:  Significant customers

During the quarter ended March 31, 1998 and the year ended December 31, 1997, the Company had sales of approximately $760,000 and $2.8 million, respectively, to a single customer, which represented 30% and 35% of total sales, respectively. Sales to this customer for the years ended December 31, 1996 and 1995 were approximately $2.2 million (32%) and $2.2 million (39%), respectively. Additionally, the Company had sales of approximately $714,000 and $1.8 million to another customer, which represents 28% and 23% of total sales


                                    (F-25)
for the quarter ended March 31, 1998 and year ended December 31, 1997, respectively. Sales to this customer in 1996 and 1995 were approximately $1.9 million (28%) and $.7 million (12%), respectively.

Note 11:  Commitments and contingencies

In June 1992, Mobil Oil Corporation ("Mobil") commenced an action against the Company in the United States District Court for the District of Delaware entitled Mobil Oil Corporation v. Advanced Environmental Recycling Technologies, Inc. In its complaint, Mobil sought entry of a declaratory judgment that: (a) AERT is without right or authority to threaten suit against Mobil or its customers for alleged infringement of AERT patents; (b) the AERT patents are invalid and unenforceable, and (c) Mobil has not infringed the AERT patents through any products or method. Mobil seeks no monetary damages in this suit, but does seek reimbursement of its attorneys' fees.


In December 1992, the Company answered Mobil's Complaint. In its Answer, the Company denied Mobil's claims and asserted counterclaims against Mobil and three Mobil executives for: (1) an illegal combination or contract in restraint of trade in violation of federal antitrust laws; (2) a pattern of intentional misconduct constituting an attempt to monopolize in violation of federal antitrust laws; (3) breach of a confidential relationship between Mobil and the Company; and (4) unfair competition. The Company sought monetary damages, punitive damages and injunctive relief. Mobil filed an answer to AERT's counterclaims, denying any liability. The Delaware Court then bifurcated the trial into patent and non-patent issues and ordered the patent issues tried first.

In February 1994, after a trial on the patent issues, a Delaware jury returned a verdict that four AERT patents on its composite product technology were invalid. The jury also determined that Mobil had not infringed two of the four patents, which AERT had asserted against Mobil. The jury verdict answered a number of interrogatories on the factual issues, and rendered advisory findings for the Court on Mobil's allegation that AERT had obtained its patents by inequitable conduct. Thereafter, the Judge adopted the jury's advisory findings on inequitable conduct and held that each of the four AERT patents were unenforceable for failure to disclose certain alleged prior art to the patent office during patent prosecution.

Because of the nature of certain of the jury verdict interrogatory responses, AERT's counsel concluded that the verdict was adversely affected by improper conduct by Mobil counsel during trial, and false statements of law and fact made during closing argument, that caused the jury to misapply the law on inequitable conduct and to render clearly erroneous findings. Consequently, AERT moved for a new trial. That motion was denied. The Company's additional post-trial motions were also denied by the Delaware Court. On March 14, 1995, the Company filed a sealed motion with the Court based upon newly discovered evidence, which alleges prejudicial misconduct by Mobil prior to the trial. The motion also brings to the Court's attention, evidence which the Company believes was intentionally withheld from it in direct defiance of the Delaware Court's January 4, 1994 Motion to Compel, prior to the trial. It also brings to the Court's attention, an official government safety approval document which was altered prior to submission to AERT during pre-trial discovery, which also relates to a portion of the alleged withheld discovery documentation. The motion seeks further discovery into Mobil's misconduct and a new trial. In December 1995, the Company also moved to supplement its pending March 14, 1995 Motion with additional tampered evidence and discovery misconduct by Mobil. The March 14, 1995 Motion is currently stayed before the Delaware Court. The Company filed an appeal with the U.S. Court of Appeals on July 10, 1995 on the initial trial arguments. In January 1996, oral arguments were presented


                                    (F-26)
before the U.S. Court of Appeals. In June 1996, the U. S. Court of Appeals reversed a portion of the earlier ruling that two of the patents were invalid, and that Mobil did not infringe. The Company did not further appeal this issue to the Supreme Court. Should the Delaware Court deny the Company's pending Prejudicial Misconduct Motion, the Company intends to follow-up with an additional appeal on these issues. Should the Court not rule in favor of the Company on such motions, all appellate processes available will be pursued. There can be no assurance that the Company will receive a more favorable outcome upon appeal.

In August 1994, Mobil filed a motion seeking an award of attorney's fees and costs in the amount of $2.7 million. On November 1, 1994, the Court ruled that the motion was premature and will not be considered at the present time. In January 1995, Mobil renewed its Motion for Attorney's Fees. In April 1995, the Court requested AERT to respond to Mobil's Motion. The Motion is currently stayed. The Company will vigorously defend against Mobil's claim for attorney's fees and costs; however, there can be no assurances as to the outcome of this litigation. The Company at present cannot predict when the Mobil motion for attorney's fees and the AERT prejudicial misconduct motion for a new trial will be addressed by the Delaware Court. The Company has not recorded any liability related to such litigation at December 31, 1997 or March 31, 1998. Mobil Oil divested its composites business in 1996 and no longer directly competes with the Company.

In a related matter, the Company recently received a formal notice of allowance from the United States Patent and Trademark Office concerning a related product by process patent application, which has been pending throughout the litigation. This is an application, which was filed on the same date as those currently in litigation, although substantial additional disclosures have been made.

Note 12:  Accounting for Rogers Plastic Reclamation Facility Fires

During 1996, the Company experienced two fires at the Rogers Plastic Reclamation Facility. In September 1996, the Company experienced an extraordinary gain of $67,100 relating to the insurance proceeds for the loss of finished goods inventory destroyed. In addition, the final settlement of the insurance claim relating to the capital equipment destroyed in the September fire resulted in a gain of $167,034. The impact of the extraordinary gain on the net loss per share of common stock was immaterial.

In connection with the December 1996 fire, the Company recorded an extraordinary loss at December 31, 1996, of $130,368 and a receivable from the insurance company in the amount of $1,001,657 which represented the difference between the net book value of equipment lost in the December fire which the Company expected to be reimbursed for by insurance proceeds.

During 1997, the Company recognized an extraordinary gain of $757,644 from the insurance proceeds received relating to the fire at the Rogers facility.

Note 13:  Subsequent Events

In April 1998, the Company obtained additional bridge financing of $410,000. In connection with the financing obtained, 869,200 in stock warrants were issued. The stock warrants expire on April 7, 2003 and are exercisable at a price of $0.375 per share of Class A Common Stock for each warrant exercised. The debt and stock warrants were recorded at their estimated fair market value at the date of the transaction. The value of the stock warrants has been treated as a debt discount. The debt discount is being amortized over the life of the loan as interest expense.

Subsequent to March 31, 1998, the Company entered into a pledge and security agreement with one of its shareholders for a loan in the principal amount of $300,000. In lieu of interest on said principal, the lender has agreed to accept options to purchase up to 100,000 shares of the Company's common stock, having such terms as shall be mutually agreed upon between the Company and the lender.


                                    (F-27)

Also, subsequent to March 31, 1998, the Company entered in a capital lease relating to a piece of equipment. The lease contains a bargain purchase option of $1 at the end of the lease term. The capital lease obligation is $110,000.



                                    (F-28)

===============================================================   ============================================================
NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED
IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO
MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR
SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS
UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.  NEITHER THE                        ADVANCED ENVIRONMENTAL
DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER                           RECYCLING TECHNOLOGIES, INC.
SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE
COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                  ____________________

                   TABLE OF CONTENTS                                          Issuable upon exercise of outstanding
                                                                                       Class B Warrants:
                                             PAGE                                  4,212,440 SHARES OF CLASS A
                                             ----                                        COMMON STOCK
Prospectus Summary                              3
The Company                                     6
Risk Factors                                    6
Dilution                                       20
Use of Proceeds                                21
Price Range of Company's
 Equity Securities                             21
Dividend Policy                                22
Capitalization                                 23
Selected Financial Data                        23
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations                                 25
Business                                       36
Management                                     47
Principal Stockholders                         52
Certain Transactions                           54
Description of Securities                      55
Experts                                        60
Index to Financial Statements                 F-1                                       _______________

                                                                                           PROSPECTUS
                                                                                        _______________

                                                                                          May 29, 1998


===============================================================   ============================================================

                                 SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 6 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Springdale, and the State of Arkansas, on the 29th day of May, 1998.

ADVANCED ENVIRONMENTAL RECYCLING
TECHNOLOGIES, INC.


BY: /S/ Joe G. Brooks
--------------------------------------
      JOE G. BROOKS,
      President

Date: May 29, 1998

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 6 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                       Title                                 Date
---------                       -----                                 ----

/S/ Sal Miwa                    Chairman of the Board                 May 29, 1998
------------------------------
SAL MIWA

/S/ Joe G. Brooks               President and Director                May 29, 1998
------------------------------
JOE G. BROOKS

/S/ Stephen W. Brooks           Chief Executive Officer and Director  May 29, 1998
------------------------------
STEPHEN W. BROOKS

/S/ Marjorie S. Brooks          Secretary, Treasurer and Director     May 29, 1998
------------------------------
 MARJORIE S. BROOKS

/S/ Jerry B.  Burkett           Director                              May 29, 1998
------------------------------
 JERRY B. BURKETT

/S/ Peter Lau                   Director                              May 29, 1998
------------------------------
 PETER LAU

/S/ James H. Culp               Director                              May 29, 1998
------------------------------
 JAMES H. CULP